Exhibit 10.1

LOAN AND SECURITY AGREEMENT

by and between

INDUSTRIAL FUNDING GROUP, INC.

as Lender

and

LOOP MEDIA, INC.

as Borrower

Dated: July 29, 2022

LOAN AND SECURITY AGREEMENT

LOAN AND SECURITY AGREEMENT (as the same may be amended, supplemented, restated, or otherwise modified from time to time, the “Agreement”), dated as of July 29, 2022, by and between LOOP MEDIA, INC., a Nevada corporation with a principal place of business located at 700 N. Central Ave., Ste. 430, Glendale, CA 91203 (“Borrower”) and INDUSTRIAL FUNDING GROUP, INC., a California corporation with offices at 13848 Ventura Blvd., Sherman Oaks, CA 91423 (together with its successors and assigns, the “Lender”).

R E C I T A L S:

WHEREAS, Borrower desires to enter into a revolving loan credit facility with Lender; and

WHEREAS, Lender is willing to establish such credit facility on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein contained and other good and valuable consideration, Lender and Borrower mutually covenant, warrant and agree as follows:

SECTION 1. DEFINITIONS AND RULES OF INTERPRETATION AND CONSTRUCTION

Specific Terms Defined. Capitalized terms used herein and not otherwise defined have the following meanings:

1.1           “Accordion Feature” shall have the meaning set forth in Section 1(c)(xii) of the Loan Agreement Schedule.

1.2           “Account Debtor” or “account debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

1.3           “Accounts” or “accounts” shall mean “accounts” as defined in the UCC, and, in addition, any and all obligations of any kind at any time due and/or owing to Borrower, whether now existing or hereafter arising, and all rights of Borrower to receive payment or any other consideration including, without limitation, invoices, contract rights, accounts receivable, general intangibles, choses-in-action, notes, drafts, acceptances, instruments and all other debts, obligations and liabilities in whatever form owing to Borrower from any Person, Governmental Authority or any other entity, all security therefor, and all of Borrower’s rights to receive payments for goods sold (whether delivered, undelivered, in transit or returned) or services rendered (whether or not earned by performance), which may be represented thereby, or with respect thereto, and all security therefor, including, but not limited to, all rights as an unpaid vendor (including stoppage in transit, replevin or reclamation), all rights of enforcement and collection, and all additional amounts due from any Account Debtor, whether or not invoiced, together with all Proceeds and products of any and all of the foregoing.

1.4           “ACH” shall have the meaning set forth in Section 2.5 hereof.

1.5           “Additional Appraisals” shall have the meaning set forth in Section 13.9 hereof.

1.6          “Advance” shall have the meaning as set forth in Section 1(c)(ii) of the Loan Agreement Schedule.

1.7           “Advance Rate Increase Feature” shall have the meaning set forth in Section 1(c)(xiii) of the Loan Agreement Schedule.

1.8           “Affiliate” shall mean, with respect to any Person, (a) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person, including any Subsidiary, or (b) any other Person who is a director, manager or officer or who functions in a similar role) (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For the purposes of this definition, control of a Person shall mean the power (direct or indirect) to direct or cause the direction of the management or the policies of such Person, whether through the ownership of any voting securities, by contract or otherwise.

1.9           “Agreement” shall mean this Loan and Security Agreement (including the Loan Agreement Schedule, all Exhibits annexed hereto and the Borrower’s Disclosure Schedule) as originally executed or, if amended, modified, supplemented, renewed or extended from time to time, as so amended, modified, supplemented, renewed or extended.

1.10        “Availability” shall mean, as of any date of determination, an amount equal to the lesser of (i) the Borrowing Base (as set forth in the most recently delivered Borrowing Certificate), and (ii) Four Million Dollars ($4,000,000.00) subject to exercise of the Accordion Feature, in each case subject to Reserves.

1.11        “AVOD” shall mean Advertising Video on Demand.

1.12        “Balance Sheet” means the balance sheet of Borrower dated as of the Balance Sheet Date.

1.13        “Balance Sheet Date” means March 31, 2022.

1.14        “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

1.15        “Borrower” has the meaning set forth in the introductory paragraph hereof.

1.16        “Borrower’s Disclosure Schedule” means the disclosure schedule prepared by Borrower that is being delivered to Lender concurrently herewith or, if amended, modified, supplemented, renewed, extended or replaced from time to time, as so amended, modified, supplemented, renewed, extended or replaced.

1.17        “Borrower’s Premises” means the property leased by the Borrower located at (i) 700 N. Central Ave., Ste. 430, Glendale, CA 91203 and (ii) Canal Place Office Park, located at 130 and 150 Nickerson Street, Floor 3, Seattle, Washington.

1.18        “Borrowing Base” shall be calculated at any time as the sum of the product obtained by multiplying the outstanding amount of all Eligible Accounts and Monthly Recurring Revenue, net of all Taxes, discounts, allowances and credits given or claimed, by up to eighty percent (80.00%), as the same may be increased by exercising the Advance Rate Increase Feature.

1.19        “Borrowing Certificate” shall have the meaning as set forth in Section 1(c)(v) of the Loan Agreement Schedule.

1.20         “Business” means operating a multichannel digital video platform media company serving business customers for out of home (OOH) venues including network partnerships and directly to retail consumers (D2C) in home and on mobile devices in the United States.

1.21        “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banks located in the State of Texas are authorized or required to close under applicable banking laws.

1.22        “Capital Assets” shall mean, in accordance with GAAP, fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and goodwill).

1.23         “Change of Control” shall have the meaning as set forth in Section 10.1 hereof.

1.24         “Chattel Paper” shall have the meaning ascribed to such term in Article 9 of the UCC.

1.25         “Closing Date” shall mean the date of this Agreement.

1.26         “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.27        “Collateral” shall have the meaning as set forth in Section 5.1 hereof.

1.28        “Collection Account” has the meaning set forth in Section 1(c)(vi) of the Loan Agreement Schedule.

1.29        “Collection Days” shall mean a period equal to the greater of (i) two (2) Business Days after the deposit of Collections into the Collection Account, or (ii) such longer period as may be required by the financial institution with whom the Collection Account is maintained, in either event for which interest may be charged on the aggregate amount of such deposits at the Interest Rate or, if applicable, the Default Interest Rate.

1.30        “Collections” means with respect to any Account, all cash collections on such Account.

1.31        “Commercial Tort Claims” shall have the meaning ascribed to such term in the UCC.

1.32        “Compliance Certificate” has the meaning set forth in Section 7(b)(v) of the Loan Agreement Schedule.

1.33        “Default” means any condition or event which with the giving of notice or passage of time or both would, unless cured or waived, become an Event of Default.

1.34        “Default Interest Rate” has the meaning set forth in Section 3(b) of the Loan Agreement Schedule.

1.35        “Deposit Account Control Agreement” means any deposit account control agreement with respect to any Account of Borrower as originally executed or, if amended, modified, supplemented, renewed, extended or replaced from time to time, as so amended, modified, supplemented, renewed, extended or replaced.

1.36         “Deposit Accounts” shall have the meaning ascribed to such term in Article 9 of the UCC. UCC.

1.37         “Document” or “document” shall have the meaning ascribed to such term in the

1.38        “Domain NameAssignment” means the Domain NameAssignment Agreement in form and substance acceptable to Lender as originally executed or, if amended, modified, supplemented, renewed, extended or replaced from time to time, as so amended, modified, supplemented, renewed, extended or replaced.

1.39         “Electronic Chattel Paper” shall have the meaning ascribed to such term in the UCC.

1.40        “Eligible Accounts” means, subject to the criteria below, an Account of a Borrower, which was generated in the Ordinary Course of Business, which was generated originally in the name of a Borrower and not acquired via assignment or otherwise, and which Lender, in its good faith credit judgment and discretion, deems to be an Eligible Account. The net amount of an Eligible Account at any time shall be (a) the face amount of such Eligible Account as originally billed or accrued for unbilled Accounts minus all cash collections and other proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts (which may, at Lender’s reasonable option, be calculated on shortest terms), credits, allowances or excise Taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, and (b) adjusted by applying percentages (known as “liquidity factors”) by payor and/or payor class based upon the applicable Borrower’s actual recent collection history for each such payor and/or payor class in a manner consistent with Lender’s underwriting practices and procedures. Such liquidity factors may be adjusted by Lender from time to time as warranted by Lender’s underwriting practices and procedures and using Lender’s good faith credit judgment. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(1)            the Account arises from the sale of goods where the sale was not an absolute, bona fide sale, or the Account does not otherwise represent an undisputed bona fide indebtedness incurred by the Account Debtor therein named, for a fixed sum as set forth in the invoice or accrual for unbilled Accounts relating thereto with respect to an unconditional sale and delivery upon the stated terms of goods sold by the Borrower collectible in accordance with its terms;

(2)            the Account arises from the sale of goods where any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged (but only to the extent that such goods have been so returned, rejected, lost or damaged);

(3)            the amounts of the Accounts reported to Lender are not absolutely owing to Borrower and/or arise from sales on consignment, guaranteed sales or other terms under which payment by the Account Debtors may be conditional or contingent;

(4)            the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation of any law;

(5)            the Account Debtor’s chief executive office or principal place of business is not located in the United States;

(6)            the Account is payable in a currency other than United States dollars;

(5)            such Accounts arise from progress billings, retainages or bill and hold sales;

(6)            there are contra relationships, setoffs, counterclaims or disputes existing with respect thereto;

(7)            the Inventory giving rise thereto are subject to any Liens except for the Liens of Lender and other Permitted Encumbrances;

(8)            such Accounts are not free and clear of all Liens except for the Liens of Lender and other Permitted Encumbrances;

(9)            such Accounts are Accounts with respect to which the Account Debtor or any officer or employee thereof is an officer, employee or agent of or is affiliated with Borrower, directly or indirectly, whether by virtue of family membership, ownership, control, management or otherwise, or if the Account Debtor holds any Indebtedness of Borrower;

(10)          such Accounts are Accounts with respect to which the Account Debtor is the United States or any state or political subdivision thereof or any department, agency or instrumentality of the United States, any state or political subdivision;

(11)           Borrower has not delivered to Lender or Lender’s representative such documents as Lender may have requested in connection with such Accounts and Lender has not received a verification of such Accounts, satisfactory to it, if sent to the Account Debtor or any other obligor or any bailee;

(12)          there are any facts existing or threatened which might result in any material adverse change in the Account Debtor’s financial condition;

(13)          such Accounts are owed by an Account Debtor with respect to which more than 25% of such Account Debtor’s Accounts have remained unpaid for more than (i) one hundred and twenty (120) days after the invoice date thereof only for AVOD Accounts for which Borrower has provided evidence reasonably satisfactory to Lender that such Accounts were generated from AVOD, and (ii) ninety (90) days after the invoice date thereof for all other Accounts that are not so classified as AVOD Accounts.

(14)         such Accounts have remained unpaid for more than (i) one hundred and twenty (120) days after the invoice date thereof only for any AVOD Accounts for which Borrower has provided evidence reasonably satisfactory to Lender that such Accounts were generated from AVOD, and (ii) ninety (90) days after the invoice date thereof for all other Accounts that are not so classified as AVOD Accounts;

(15)         such Accounts are not in full conformity with the representations and warranties made by Borrower to Lender with respect thereto;

(16)          Lender is not reasonably satisfied with the credit standing of the Account Debtor in relation to the amount of credit extended;

(17)         such Accounts are evidenced by chattel paper or an instrument of any kind with respect to or in payment of the Account unless such instrument is duly endorsed to and in possession of Lender or represents a check in payment of an account;

(18)         such Accounts include any returns, discounts, claims, credits and allowances;

(19)         Borrower is unable to bring suit and enforce its remedies against the Account Debtor through judicial process;

(20)         such Accounts represent interest payments, late or finance charges owing to Borrower;

(21)          the total unpaid Accounts of the Account Debtor, in the aggregate, obligated on the Account exceed twenty percent (20%) of the net amount of all Eligible Accounts owing from all Account Debtors (but only the amount of the Accounts of such Account Debtor exceeding such twenty percent (20%) limitation shall be considered ineligible), provided, however that (i) in Lender’s sole discretion, Lender may waive such concentration percentage for any period of time or (ii) upon obtaining credit insurance, Lender may, in its reasonable discretion, increase the concentration percentage for any Account; and

(22)         such Accounts are in any way otherwise unsatisfactory to Lender in its reasonable discretion.

1.41        “Environment” means all air, surface water, groundwater or land, including, without limitation, land surface or subsurface, including, without limitation, all fish, wildlife, biota and all other natural resources.

1.42        “Environmental Law” or “Environmental Laws” shall mean all federal, state and local laws, statutes, ordinances and regulations now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

1.43        “Environmental Liabilities and Costs” shall mean, as to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, and which arise from any environmental, health or safety conditions, or a Release or conditions that are reasonably likely to result in a Release, and result from the past, present or future operations of such Person or any of its Affiliates.

1.44        “Environmental Lien” shall mean any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

1.45        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules and regulations promulgated thereunder.

1.46        “Equipment” shall mean “equipment”, as such term is defined in Article 9 of the UCC.

1.47        “Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, membership interests, units, participations or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC (or any successor thereto) under the 1934 Act).

1.48        “Event of Default” shall have the meaning set forth in Section 11 hereof.

1.49        “Excluded Tax” has the meaning set forth in Section 8.12(c).

1.50        “FATCA” has the meaning set forth in Section 8.12(d).

1.51        “Excluded Collateral” shall mean the following property of the Borrower:

1.51.1            any property to the extent that the grant of a security interest therein is prohibited by or in violation of any law, rule or regulation applicable to Borrower, or requires a consent not obtained of any governmental authority pursuant to any applicable law or regulation; provided, that assets shall be included (and such security interest shall attach) immediately at such time as the legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such property not subject to the provisions specified above;

1.51.2            any application for registration of a Trademark filed with the USPTO on an intent-to-use basis for which, and solely during the period in which, an amendment to allege use or a statement of use has not been filed under 15 U.S.C. Section 1051(c) or 15 U.S.C. Section 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. Section 1051(a) and accepted by the USPTO;

1.51.3            assets subject to capital leases, purchase money financing or similar arrangements permitted under this Agreement (A) if the contractual provisions governing the relevant capital lease, purchase money financing or similar arrangement prohibits (or would require the consent of any person other than the Debtor and its Affiliates which has not been obtained) the grant and/or perfection of a first priority lien thereon to secure the obligations or (B) to the extent that any requirements of law applicable thereto prohibits the creation of a lien thereon, but only, with respect to the prohibition in (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC; and

1.51.4            (i) deposit account specially and exclusively used in the ordinary course of business for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any of Borrower’s employees, which accounts are funded only in the ordinary course of business and not in excess of any amounts necessary to fulfill payroll obligations that are then currently owing, and (ii) segregated 401(k) accounts, escrow accounts and trust accounts, provided, further, that the exclusions set forth in the foregoing clauses shall not apply to any proceeds, products, substitutions or replacements of the foregoing property unless such proceeds, products, substitutions or replacements would themselves constitute property excluded pursuant to foregoing clauses.

1.52        “Financial Statements” shall have the meaning set forth in Section 8.9 hereof.

1.53       “Financing Statements” shall mean the Uniform Commercial Code UCC Financing Statements and Uniform Commercial Code UCC Financing Statement Amendments to be filed with applicable Governmental Authorities of each State or Commonwealth or political subdivisions thereof pursuant to which Lender shall perfect its security interest in the Collateral.

1.54         “Fiscal Year” shall mean that twelve (12) month period commencing on October 1 and ending on September 30.

1.55        “Fixtures” shall have the meaning ascribed to such term in the UCC.

1.56        “Foreign Subsidiary” means any Subsidiary which is not organized under the laws of a jurisdiction located in the U.S.

1.57        “GAAP” means generally accepted accounting principles in effect in the United States of America at the time of any determination, and which are applied on a consistent basis. All accounting terms used in this Agreement which are not expressly defined in this Agreement shall have the meanings given to those terms by GAAP, unless the context of this Agreement otherwise requires.

1.58        “General Intangibles” shall have the meaning ascribed to such term in the UCC.

1.59        “Goods” shall have the meaning ascribed to such term in the UCC.

1.60        “Governmental Authority” or “Governmental Authorities” shall mean any federal, state, county or municipal governmental agency, court, tribunal, department, instrumentality, board, commission, officer, official or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.61         “Hazardous Substances” shall mean (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

1.62        “Indebtedness” shall mean, with respect to any Person, all of the obligations of such Person which, in accordance with GAAP, should be classified upon such Person’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, including without limitation, with respect to Borrower, in any event and whether or not so classified, including the following:

(a)	all debt and similar monetary obligations of a Person, whether direct or indirect;

(b)           all obligations of a Person arising or incurred under or in respect of any guaranties (whether direct or indirect) of such Person with respect to the indebtedness of any other Person; and

(c)            all obligations of a Person arising or incurred under or in respect of any Lien upon or in any property owned by Borrower that secures indebtedness of another Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

1.63         “Instruments” shall have the meaning ascribed to such term in the UCC.

1.64        “Intellectual Property” shall mean all of the following intellectual property used in the conduct of the business of Borrower: (a) inventions, processes, techniques, discoveries, developments and related improvements, whether or not patentable; (b) United States patents, patent applications, divisionals, continuations, reissues, renewals, registrations, confirmations, re-examinations, extensions and any provisional applications, of any such patents or patent applications, and any foreign or international equivalent of any of the foregoing; (c) unregistered, United States registered or pending trademark, trade dress, service mark, service name, trade name, brand name, logo, domain name, or business symbol and any foreign or international equivalent of any of the foregoing; (d) work specifications, software (including object and source code listing) and artwork; (e) technical, scientific and other know-how and information, trade secrets, methods, processes, practices, formulas, designs, assembly procedures, specifications owned or used by Borrower; (f) copyrights; (g) work for hire; (h) customer and mailing lists; (i) any and all rights of the Borrower to the name “Loop Media”, “Music News Loop”, and “Loop” or any derivations thereof; (j) Borrower’s entire customer list and database and all assets used or useful by Borrower in the conduct of its Business over the internet or in any electronic medium; (k) all websites, IP addresses, URLs or domain names owned by Borrower; (l), the patents, trademarks, websites, IP addresses, URLs, domain names and such other items set forth on Section 8.22 to the Borrower’s Disclosure Schedule; and (m) all goodwill associated with the items described in (a) through and including (l).

1.65        “Interest Rate” shall mean the Revolving Loan Interest Rate(s), or any combination of the preceding, as the context requires.

1.66        “Intercreditor Agreements” shall mean the Subordination Agreement between Lender and each Subordinated Creditor.

1.67         “Inventory” shall mean “inventory,” as such term is defined in the UCC.

1.68         “Investment Property” shall have the meaning ascribed to such term in the UCC.

1.69         “Landlord Waiver and Access Agreements” means the Landlord Waiver and Access Agreement with each landlord of Borrower as originally executed or, if amended, modified, supplemented, renewed, extended or replaced from time to time, as so amended, modified, supplemented, renewed, extended or replaced.

1.70         “Lender” shall have the meaning set forth in the introductory paragraph hereof.

1.71        “Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the UCC, including rights to payment or performance under a letter of credit, whether or not the beneficiary thereof has demanded or is entitled to demand payment or performance.

1.72        “Lien” or “lien” shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, lien (statutory or other, including, without limitation, liens imposed by any Governmental Authority), charge or other encumbrance of any kind or nature whatsoever (including, without limitation, pursuant to any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing) on personal or real property or fixtures.

1.73        “Loan(s)” shall mean the aggregate principal amount(s) advanced to, made available to, or paid for the benefit of, Borrower as Revolving Loans as set forth in this Agreement and the other Loan Documents.

1.74        “Loan Agreement Schedule” shall mean the Loan Agreement Schedule dated of even date herewith, signed by Borrower and delivered together with this Agreement, which Loan Agreement Schedule is incorporated herein by reference.

1.75        “Loan Documents” shall mean this Agreement and any and all other agreements, notes, documents, mortgages, financing statements, guaranties, intercreditor agreements, subordination agreements, certificates and instruments executed and/or delivered by Borrower or any other Person to Lender pursuant to and in connection with the Loan(s) and this Agreement, including, without limitation, the Revolving Loan Note, the Intercreditor Agreement(s), the Landlord Waiver and Access Agreements, the Domain Name, URL and IP Address Assignment, the Trademark Security Agreement, and the Power of Attorney.

1.76        “Material Adverse Effect” means (a) a material adverse change in the Business, financial condition or operations or of Borrower, (b) a material impairment in the value of the Collateral or the Lender’s lien therein or the rights and remedies of Lender under any Loan Documents, (c) a material impairment of the repayment of the Obligations or the ability of Borrower to perform its obligations under any Loan Document to which it is a party, or (d) a material adverse change in the validity or enforceability of any of the Loan Documents.

1.77        “Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

1.78        “Maturity Date” shall mean the earlier of (i) July 29, 2024, and (ii) the date Lender may exercise any of its remedies pursuant to the terms hereof.

1.79        “Maximum Credit” means the sum of up to Four Million Dollars ($4,000,000.00) subject to exercise of the Accordion Feature.

1.80        “Monthly Recurring Revenue” means revenue that is earned based on contracted terms which may be invoiced or accrued in accordance with revenue recognition guidelines and GAAP.

1.81         “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

1.82         “Notes” shall mean the Revolving Loan Note.

1.83        “Obligations” shall mean all obligations, liabilities, Loans and Indebtedness of every kind, nature and description owing by Borrower to Lender pursuant to the Loan Documents, including, without limitation, principal, interest, repurchase obligations, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the Term or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

1.84        “Ordinary Course of Business” means, in respect of any transaction involving any Borrower, the ordinary course of business of such Borrower, as conducted by such Borrower in accordance with past practices.

1.85        “Organizational Documents” means, in the case of a corporation, its Articles of Incorporation, Certificate of Incorporation and By-Laws; in the case of a general partnership, its Articles of Partnership and any partnership agreement; in the case of a limited partnership, its Articles of Limited Partnership and any partnership agreement; in the case of a limited liability company, its Articles of Organization and Operating Agreement or Regulations, if any; in the case of a limited liability partnership, its Articles of Limited Liability Partnership; or alternatively, in each case, the legal equivalent thereof in the jurisdiction of its organization, together with all other formation or governing documents, schedules, exhibits, amendments, addendums, modifications, replacements, additions, or restatements of the foregoing, which are in effect.

1.86         “Overadvance” shall have the meaning as set forth in Section 1(c)(iv) of the Loan Agreement Schedule.

1.87	“Parent Operating Account” means _________________ Account #__________.

1.88	“Payment Intangibles” shall have the meaning ascribed to such term in the UCC.

1.89        “Permitted Actions” shall mean any or all of the following with respect to the Collateral: inspect; assemble; appraise; display, sever; remove; maintain; use or operate; prepare for sale or lease; process or repair; and/or lease, transfer and/or sell any or all of the Collateral by private sale or public disposition from any of the locations where any Collateral may be located.

1.90	“Permitted Encumbrances” shall mean:

1.90.1	Liens as are set forth on Section 9.9 of the Borrower’s Disclosure Schedule;

1.90.2	Purchase money liens (i) on equipment and software acquired or held by Borrower incurred for financing the acquisition of the equipment and software, or (ii) existing on equipment when acquired, if the lien is confined to the property and improvements and the proceeds of the equipment and software;

1.90.3	Liens in connection with leases or subleases and licenses or sublicenses granted in the ordinary course of Borrower’s business;

1.90.4	Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by such institutions, provided that Lender has a first priority perfected security interest in the amounts held in such deposit accounts;

1.90.5	Liens in connection with any Permitted Indebtedness under clauses 1.90.4; and

1.90.6	Liens for Taxes which do not have priority over the Liens of Lender and the underlying taxes, assessments, or charges or levies are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien and with respect to which adequate reserves have been set aside on its books in accordance with GAAP.

1.91	“Permitted Indebtedness” shall mean:

1.91.1	Indebtedness of Borrower in favor of Lender arising under this Agreement;

1.91.2	the unsecured Indebtedness consisting of accounts payable or trade payables of the Borrower incurred in the ordinary course of Business and repayable in accordance with customary trade practices;

1.91.3	Indebtedness secured by Permitted Encumbrances;

1.91.4	Indebtedness in favor of the Subordinated Creditors subject to an Intercreditor Agreement, including, but not limited to, such indebtedness set forth in Section 10.4 of the Borrower’s Disclosure Schedule and any refinancings thereof, provided that any such refinancing is subordinated to Lender pursuant to a subordination agreement consented to by Senior Lender and the principal amount thereof does not exceed the outstanding Indebtedness to be refinanced;

1.91.5	Indebtedness set forth on Section 10.4 of the Borrower’s Disclosure Schedule.

1.91.6	Indebtedness incurred in connection with real estate leases, corporate P cards and credit cards in an amount not to exceed $250,000 in the aggregate; provided, that if such Indebtedness to be incurred exceeds $250,000, Borrower shall receive Lender’s prior written consent prior to incurring such Indebtedness, which shall be provided in Lender’s reasonable discretion; and

1.91.7	other unsecured Indebtedness in an aggregate amount not to exceed $50,000.

1.92            “Person” or “person” shall mean, as applicable, any individual, sole proprietorship, partnership, corporation, limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.93        “Power of Attorney” shall mean the Power of Attorney as originally executed or, if amended, modified, supplemented, renewed, extended or replaced from time to time, as so amended, modified, supplemented, renewed, extended or replaced, and all documents executed in connection with the Power Attorney.

1.94        “Proceeds” shall have the meaning ascribed to such term in the UCC and shall also include, but not be limited to, (a) any and all proceeds of any and all insurance policies (including, without limitation, life insurance, casualty insurance, business interruption insurance, credit insurance, directors and officers insurance and errors and omissions insurance), indemnity, warranty or guaranty payable to Borrower from time to time with respect to any of the Collateral or otherwise, (b) any and all payments (in any form whatsoever) made or due and payable to Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental body, authority, bureau or agency or any other Person (whether or not acting under color of Governmental Authority) and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

1.95	“Promissory Note” shall have the meaning ascribed to such term in the UCC.

1.96        “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the Environment.

1.97        “Reserves” shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in its sole discretion exercised in good faith reducing the amount of the Revolving Loan Commitment (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in its sole discretion, do or may adversely affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, Business or prospects of Borrower, (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof), or (iv) Borrower’s ability to perform its Obligations under the Loan Documents; or (b) in respect of any state of facts which Lender determines in its reasonable discretion constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

1.98        “Responsible Officer” means either the Chief Executive Officer, Chief Financial Officer or Vice-President of Borrower.

1.99        “Revolving Loan Commitment” shall mean, at any given time, the difference between (i) Availability and (ii) the sum of the Reserves related to the Revolving Loans plus outstanding Revolving Loans plus any other Obligations relating to the Revolving Loans.

1.100      “Revolving Loan Note” shall mean that certain Secured Promissory Note (Revolving Loans) dated the date hereof, by Borrower in favor of Lender, as may be amended, restated, modified or supplemented from time to time.

1.101      “Revolving Loan Prepayment Fee” shall have the meaning set forth in Section 4(b) of the Loan Agreement Schedule.

1.102      “Revolving Loan Interest Rate(s)” shall have the meaning set forth in Section 3(a) of the Loan Agreement Schedule.

1.103      “Revolving Loans” shall have the meaning as set forth in Section 1(c)(i) of the Loan Agreement Schedule.

1.104	“SEC” shall mean the United States Securities and Exchange Commission.

1.105	“Securities” shall have the meaning ascribed to such term in the UCC.

1.106	“Software” shall have the meaning ascribed to such term in the UCC.

1.107      “Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which (i) are greater than the total amount of its liabilities, and (ii) greater than the amount that will be required to pay the liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

1.108      “Specified Accounts” means the accounts maintained at _________________ bearing account numbers _________________ and _________________ and all other accounts (other than payroll, trust or zero-balance accounts) maintained by Borrower at _________________, or any other financial institution.

1.109      “Subordinated Creditor” means each of Excel Family Partners, LLLP and each of the Persons set forth in Section 10.4 of the Borrower Disclosure Schedule.

1.110      “Subsidiary” shall mean, as to any Person, a corporation, limited liability company or other entity with respect to which more than fifty (50%) percent of the outstanding Equity Interests of each class having voting power is at the time owned by such Person or by one or more Subsidiaries of such Person or by such Person. For the avoidance of doubt, for purposes of this Agreement, EON Media Group Pte. Ltd. (“EON Media”), a Singapore corporation shall not be subject to the covenants in Section 10.

1.111	“Supporting Obligations” shall have the meaning ascribed to such term in the UCC.

1.112	“Tangible Chattel Paper” shall have the meaning ascribed to such term in the UCC.

1.113	“Tax” or “Taxes” has the meaning set forth in Section 8.12(f).

1.114	“Tax Deduction” has the meaning set forth in Section 8.12(e).

1.115	“Term” shall have the meaning set forth in Section 4.1.

1.116      “Trademark Security Agreement” shall mean the Trademark Security Agreement as originally executed or, if amended, modified, supplemented, renewed, extended or replaced from time to time, as so amended, modified, supplemented, renewed, extended or replaced, and all documents executed in connection with the Trademark Security Agreement.

1.117      “UCC” shall mean the Uniform Commercial Code as presently enacted in Texas (or any successor legislation thereto), and as the same may be amended from time to time, and the state counterparts thereof as may be enacted in such states or jurisdictions where any of the Collateral is located or held.

1.118      Rules of Interpretation and Construction. In this Agreement unless the context otherwise requires:

(a)            All terms used herein which are defined in the UCC shall have the meanings given therein unless otherwise defined in this Agreement;

(b)            Sections mentioned by number only are the respective Sections of this Agreement as so numbered;

(c)            Words importing a particular gender shall mean and include the other gender and words importing the singular number mean and include the plural number and vice versa;

(d)            Words importing persons shall mean and include firms, associations, partnerships (including limited partnerships), societies, trusts, corporations, limited liability companies or other legal entities, including public or governmental bodies, as well as natural persons;

(e)            Each reference in this Agreement to a particular person shall be deemed to include a reference to such person's successors and permitted assigns;

(f)            Any headings preceding the texts of any Section of this Agreement, and any table of contents or marginal notes appended to copies hereof are intended, solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect;

(g)            If any clause, provision or section of this Agreement shall be ruled invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any of the remaining provisions thereof;

(h)            The terms “herein”, “hereunder”, “hereby”, “hereto”, and any similar terms as used in this Agreement refer to this Agreement; the term “heretofore” means before the date of execution of this Agreement; and the term “hereafter” shall mean after the date of execution of this Agreement;

(i)             If any clause, provision or section of this Agreement shall be determined to be apparently contrary to or conflicting with any other clause, provision or section of this Agreement, then the clause, provision or section containing the more specific provisions shall control and govern with respect to such apparent conflict;

(j)             Unless otherwise specified, (i) all accounting terms used herein or in any Loan Document shall be interpreted in accordance with GAAP, (ii) all accounting determinations and computations hereunder or thereunder shall be made in accordance with GAAP and (iii) all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP;

(k)            An Event of Default that occurs shall exist or continue or be continuing unless such Event of Default is waived by Lender in accordance with the terms of this Agreement;

(l)            The word “and” when used from time to time herein shall mean “or” or “and/or” if such meaning is expansive of the rights or interests of Lender in the given context;

(m)           All references herein and in the other Loan Documents to times of day shall refer to Sherman Oaks, California time, unless otherwise specified to the contrary; and

(n)           No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by reason of such party or his or its counsel having, or being deemed to have, structured or drafted such provision.

SECTION 2. LOANS

2.1           Loan(s). The terms and provisions of Sections 1(b) and 1(c) of the Loan Agreement Schedule are incorporated herein by reference and made a part hereof.

2.2           Maximum Credit. The aggregate principal amount of the Loans shall not exceed the amount of the Revolving Loan Commitment.

2.3           Use of Proceeds. Borrower shall use the proceeds of the Loans solely for the purposes set forth in Section 1(d) the Loan Agreement Schedule.

2.4           Repayment. Borrower shall repay the Loan(s) and other Obligations in accordance with this Agreement and the Note(s).

2.5           ACH. In order to satisfy Borrower’s payment of amounts due under the Loans and all fees, expenses and charges with respect thereto that are due and payable under this Agreement or any other Loan Document, Borrower hereby irrevocably authorizes the Lender to initiate manual and automatic electronic (debit and credit) entries through the Automated Clearing House or other appropriate electronic payment system (“ACH”) to the Collection Account and the Specified Accounts maintained by Borrower, wherever located. At the request of the Lender, Borrower shall complete, execute and deliver to the institution set forth below (with a copy to the Lender) any ACH agreement, voided check, information and/or direction letter reasonably necessary to so instruct Borrower’s depository institution. Borrower (i) shall maintain in all respects this ACH arrangement; (ii) shall not change depository institutions without Lender’s prior written consent, and if consent is received, shall immediately execute similar ACH instruction(s), and (iii) waives against Lender any and all claims for loss or damage arising out of debits or credits to/from the depository institution, whether made properly or in error. Borrower has so communicated with and instructed the institution(s) set forth in Section 1(e) of the Loan Agreement Schedule.

SECTION 3. INTEREST, FEES AND CHARGES

3.1           Interest. Interest on the Loan(s) shall accrue as set forth in Sections 3(a) and 3(b) of the Loan Agreement Schedule.

3.2           Fees. Borrower shall pay Lender, or Lender’s designee, the fees set forth in Section 3(c) of the Loan Agreement Schedule. Such fees, other than the audit fees referenced therein, shall be deemed fully earned on the date hereof, shall be paid from Loan proceeds, and shall not be subject to rebate or proration for any reason.

3.3          Fees and Expenses. Borrower shall pay, within three (3) Business Days following Lender’s demand, all costs, reasonable expenses, (including stamp, court, documentary, intangible, recording, filing or similar Taxes, if any), and filing fees in connection with the preparation, execution, delivery, recording, administration, collection, liquidation, defense and enforcement of the Loan Documents, Lender’s rights in the Collateral, and all other existing and future agreements or documents contemplated herein or related hereto, including any amendments, waivers, supplements or consents which may now or hereafter be made or entered into in respect hereof, or in any way involving claims or defenses asserted by Lender or claims or defenses against Lender asserted by Borrower or any third party directly or indirectly arising out of or related to the relationship between Borrower and Lender, including, but not limited to the following, whether incurred before, during or after the Term or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar or successor statute: (a) all costs and expenses of filing or recording (including UCC Financing Statements and mortgage filing fees); (b) all title insurance and other insurance premiums, appraisal fees, fees incurred in connection with any environmental report and audit, survey and search fees and charges; (c) all fees relating to the wire transfer of loan proceeds and other funds and fees for returned checks; and (d) all costs, out-of pocket fees and disbursements of counsel to Lender. If any fees, costs or charges payable to Lender hereunder are not paid within three (3) Business Days following Lender’s demand, such amounts shall be added to the Obligations and accrue interest at the then applicable Interest Rate compounded daily until paid.

3.4           Savings Clause. It is the intention of Borrower and Lender to conform strictly to the usury laws applicable to Lender. Accordingly, if the transactions contemplated hereby would be usurious under applicable law then, in that event, notwithstanding anything to the contrary in the Notes or this Agreement or in any other Loan Document, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law and is contracted for, taken, reserved, charged or received under the Notes or this Agreement or under any other Loan Document or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be credited by Lender on the principal amount of the Loans (or, if the principal amount of the Loans shall have been paid in full, refunded to Borrower); and (ii) in the event that the maturity of the Loans is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Lender may never include more than the maximum amount allowed by such applicable law, and interest in excess of such maximum allowed amount, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by Lender on the principal amount of the Loans (or, if the principal amount of the Loans shall have been paid in full, refunded by Lender to Borrower). All calculations made to compute the rate of interest that is contracted for, taken, reserved, charged or received under the Notes, this Agreement or any other Loan Document or otherwise in connection with the Loans shall, for the purpose of determining whether such rate exceeds the maximum amount allowed by law applicable to Lender, be made, to the extent permitted by such applicable law, by amortizing, prorating and spreading in equal parts during the period of the full stated term of the Loans evidenced by the Notes all interest at any time contracted for, taken, reserved, charged or received by Lender in connection therewith. To the extent that the maximum non-usurious rate is determined by the laws of the State of Texas, the maximum non-usurious rate shall be determined by reference to the indicated rate ceiling (as defined and described in Chapter 303.001, et seq., of the Texas Finance Code, as amended) at the applicable time in effect. Lender hereby advises Borrower to seek the advice of an attorney and an accountant in connection with the execution of the Loan Documents and the incurrence of the Loans, and Borrower represents and warrants to Lender that it has had the opportunity to seek, and has in fact sought, the advice of an attorney and an accountant of Borrower’s choice in connection therewith.

SECTION 4. TERM

4.1        Term. This Agreement shall continue until all Obligations shall have been indefeasibly paid in full (the “Term”).

4.2	Early Termination; Loan Prepayment Fees.

(a)            Lender shall have the right to terminate this Agreement and accelerate payment of the Obligations at any time upon or after the occurrence of an Event of Default.

(b)            Borrower may prepay the Loans as set forth in Sections 4(a) or 4(b) of the Loan Agreement Schedule.

(c)            Borrower shall prepay the Loans as set forth in Sections 4(c) and 4(d) of the Loan Agreement Schedule.

SECTION 5. COLLATERAL

5.1          Security Interests in Borrower’s Assets. As collateral security for the payment and performance of the Obligations, Borrower hereby grants and conveys to Lender a first priority continuing security interest in and Lien upon all now owned and hereafter acquired or created property and assets of Borrower and the Proceeds and products thereof (which property, assets and Proceeds, together with all other collateral security for the Obligations now or hereafter granted to or otherwise acquired by Lender, are referred to herein collectively as the “Collateral”), including, without limitation, the property described in this Section 5.1 and all property of Borrower now or hereafter held or possessed by Lender, and including the following :

(a)	Accounts;

(b)	Chattel Paper (whether tangible or electronic);

(c)	Commercial Tort Claims;

(d)	Deposit Accounts;

(e)	Documents;

(f)	Fixtures;

(g)         General Intangibles (including, without limitation the website domain names set forth on Section 8.22 to the Borrower’s Disclosure Schedule);

(h)	Goods;

(i)	Instruments;

(j)	Inventory;

(k)	Investment Property;

(l)	Letter-of-Credit Rights;

(m)	Supporting Obligations;

(n)	Payment Intangibles;

(o)	Promissory Notes;

(p)	Software;

(q)         Securities (whether certificated or uncertificated) (subject to the qualifications that a pledge of the Securities of a Foreign Subsidiary shall be limited to 65% (or such greater percentage that could not reasonably be expected to cause any material adverse tax consequences to Borrower) of the issued and outstanding Securities entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Securities not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary);

(r)	warehouse receipts;

(s)	cash monies;

(t)	Tax and duty refunds;

(u)	Intellectual Property;

(v)           All present and future books and records relating to any of the above including, without limitation, all present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any Account Debtor whether stored physically or electronically, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to any of the foregoing maintained with or by any other Person);

(w)          Any and all products and Proceeds of the foregoing in any form including, without limitation, all insurance claims, warranty claims and proceeds and claims against third parties for loss or destruction of or damage to any or the foregoing; and

(x)            All substitutions for, additions, attachments, accessories, accessions, and improvements to and replacements of any or all of the foregoing.

For the avoidance of doubt, the foregoing definition of Collateral specifically excludes the Excluded Collateral, and Equipment and all Proceeds thereof.

5.2          Financing Statements. Borrower hereby authorizes Lender to prepare and file Financing Statements with respect to the Collateral in form acceptable to Lender and its counsel. Borrower shall, at all times, do, make, execute, deliver and record, register or file all Financing Statements and other instruments, acts, pledges, leasehold or other mortgages, amendments, modifications, assignments and transfers (or cause the same to be done), and will deliver to Lender such instruments and/or documentation evidencing items of Collateral, as may be reasonably requested by Lender to better secure or perfect Lender’s security interest in the Collateral or any Lien with respect thereto. Borrower acknowledges that it is not authorized to file any termination statement with respect to any Financing Statement in favor of Lender without the prior written consent of Lender and agrees that it will not do so without the prior written consent of Lender. In addition, Borrower hereby authorizes Lender to record the Liens in favor of the Lender in the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable, and the taking of any actions required under the laws of jurisdictions outside the United States with respect to Intellectual Property included in the Collateral.

5.3           License Grant. The terms of Section 5(b) of the Loan Agreement Schedule are incorporated herein by reference and made a part hereof.

5.4          Representations, Warranties and Covenants Concerning the Collateral. Borrower represents and warrants (each of which such representations and warranties shall be true and correct in all material respects and shall be deemed made on and as of the date hereof and on the date of each borrowing of a Revolving Loan) and covenants as follows:

(a)            (i) All of the Collateral owned by the Borrower is owned by it free and clear of all Liens (including any claim of infringement) except those in Lender’s favor and Permitted Encumbrances and (ii) none of the Collateral is subject to any agreement prohibiting the granting of a Lien or requiring notice of or consent to the granting of a Lien.

(b)            It shall not encumber, mortgage, pledge, assign or grant any Lien upon any Collateral or any other assets to anyone other than the Lender and except for and Liens that constitute Permitted Encumbrances.

(c)            The Liens granted pursuant to this Agreement, upon the filing of Financing Statement(s) in respect of Borrower in favor of the Lender in the applicable filing office of the state of organization of Borrower (other than as to such Collateral consisting of Securities and Collateral perfected through “control”, as defined in and used in the UCC), the recording of the Liens in favor of the Lender in the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable, and the taking of any actions required under the laws of jurisdictions outside the United States with respect to Intellectual Property included in the Collateral which is created under such laws, constitute valid perfected first priority security interests in all of the Collateral in favor of the Lender, as security for the prompt and complete payment and performance of the Obligations, enforceable in accordance with the terms hereof.

(d)            No security agreement, mortgage, deed of trust, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to the Liens of Lender and Permitted Encumbrances.

(e)            It shall not dispose of any of the Accounts, Intellectual Property or General Intangibles whether by sale, lease or otherwise, except payments of Accounts by account debtors shall not be considered a disposition of Accounts.

(f)            It shall defend the right, title and interest of the Lender in and to the Collateral against the claims and demands of all Persons whomsoever, and take such actions, including (i) all actions necessary to grant the Lender “control” of any Investment Property, Deposit Accounts, Letter- of-Credit Rights or Electronic Chattel Paper owned by it, with any agreements establishing control to be in form and substance satisfactory to the Lender, (ii) the prompt (but in no event later than three (3) Business Days following the Lender’s request therefor) delivery to the Lender of all original Instruments, Chattel Paper, negotiable Documents and certificated Securities owned by it (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank), (iii) notification to third parties of the Lender’s interest in Collateral at the Lender’s request, and (iv) the institution of litigation against third parties as shall be commercially reasonable in order to protect and preserve Borrower’s and/or the Lender’s interests in the Collateral.

(g)            It shall promptly, and in any event within three (3) Business Days after the same is acquired by it, notify the Lender of any (i) individual Commercial Tort Claim over $25,000 or, (ii) Commercial Tort Claims over $50,000 in the aggregate, acquired by it and, unless otherwise consented to by the Lender, it shall enter into a supplement to this Agreement granting to the Lender a Lien in such Commercial Tort Claim for the benefit of Lender.

(h)            It shall perform in a reasonable time all other steps reasonably requested by the Lender to create and maintain in the Lender’s favor a valid perfected first Lien in all Collateral subject only to Permitted Encumbrances.

(i)             It shall notify the Lender promptly, and in any event within three (3) Business Days after obtaining knowledge thereof (i) of any material delay in its performance of any of its obligations to any Account Debtor; (ii) of any assertion by any Account Debtor of any material claims, offsets or counterclaims; (iii) of any allowances, credits and/or monies granted by it to any Account Debtor; (iv) of all material adverse information relating to the financial condition of an Account Debtor; (v) of any material return of Inventory; and (vi) of any loss, damage or destruction of any of the Collateral .

(j)             [Reserved.]

(k)            Section 5.4(k) of the Borrower’s Disclosure Schedule lists all banks and other financial institutions at which it maintains deposits and/or other accounts, and such Schedule correctly identifies the name, address and telephone number of each such depository, the name in which the account is held, a description of the purpose of the account, and the complete account number. Borrower shall not establish any depository or other bank account with any financial institution (other than the accounts set forth on Section 5.4(k) of the Borrower’s Disclosure Schedule) without providing Lender with written notification thereof and providing similar information related thereto.

(l)             On the date hereof, its exact legal name (as indicated in the public record of its jurisdiction of organization), former legal names (as indicated in the public record of its jurisdiction of organization), jurisdiction of organization, organizational identification number, if any, from the jurisdiction of organization, and the location of its chief executive office and all other offices or locations out of which it conducts business or operations, are specified on Section 5.4(l) of the Borrower’s Disclosure Schedule. It has furnished to the Lender its Organizational Documents and long-form good standing certificate (if available) as of a date which is within thirty (30) days of the date hereof. It is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Except as otherwise indicated on Section 5.4(l) of the Borrower’s Disclosure Schedule, the jurisdiction of its organization of formation is required to maintain a public record showing it to have been organized or formed. Except as specified on Section 5.4(l) of the Borrower’s Disclosure Schedule, it has not changed its name, jurisdiction of organization, chief executive office or place of business or its corporate or company structure in any way (e.g., by merger, consolidation, change in form or otherwise) within the last five years and has not within the last five years become bound (whether as a result of merger or otherwise) as a grantor under a security agreement entered into by another Person, which has not heretofore been terminated.

(m)            Borrower shall maintain and keep all of its books and records concerning the Collateral at its executive offices listed in Section 5.4(l) of the Borrower’s Disclosure Schedule.

(n)            It will not, except upon thirty (30) days’ prior written notice to the Lender and delivery to the Lender of all additional financing statements and other documents and legal opinions reasonably requested by the Lender to maintain the validity, perfection and priority of the security interests provided for herein: (i) change its jurisdiction of organization or the location of its chief executive office from that referred to in Section 5.4(l) of the Borrower’s Disclosure Schedule; or (ii) change its name, identity or organizational structure.

(o)            [Reserved.]

(p)            (i) All Accounts represent complete bona fide transactions which require no further act under any circumstances on its part to make such Accounts payable by the Account Debtors, (ii) no Account is subject to any present, future contingent offsets or counterclaims, and (iii) no Account represents bill and hold sales, consignment sales, guaranteed sales, sale or return or other similar understandings or obligations of any Affiliate or Subsidiary of the applicable Borrower. Borrower has not made, nor will it make, any agreement with any Account Debtor for any extension of time for the payment of any Account, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance for prompt or early payment allowed by it in the ordinary course of its Business consistent with historical practice and as previously disclosed to the Lender in writing.

(q)            Within thirty (30) days of the Closing Date, Borrower shall execute and deliver to Lender such Deposit Account Control Agreements as Lender may request in its discretion for the Collection Account, the Parent Operating Account and any other Specified Account. For the avoidance of doubt, any “zero balance accounts” shall not be required to have a Deposit Account Control Agreement, provided, that such account transfer any funds directly into the Parent Operating Account.

(r)            The additional representations, warranties and covenants set forth in Section 5(c) of the Loan Agreement Schedule are incorporated herein by reference and made a part hereof.

SECTION 6. CONDITIONS TO MAKING INITIAL LOANS

The obligation of Lender to make the initial Loan(s) shall be subject to the satisfaction or waiver by Lender, prior thereto or concurrently therewith, of each of the following conditions precedent:

6.1           Loan Documents. Each of the Loan Documents shall have been duly and properly authorized, executed and delivered by Borrower and the other parties thereto and shall be in full force and effect as of the date hereof.

6.2           Representations and Warranties. Each of the representations and warranties made by or on behalf of Borrower to Lender in this Agreement and in other Loan Documents shall be true and correct in all material respects as of the date hereof, provided that any such representation or warranty that is qualified by materiality shall be true and correct in all material respects as of the date hereof.

6.3           Certified Copies of Formation Documents. Lender shall have received from Borrower, certified by the Responsible Officer to be true and complete on and as of a date which is not more than ten (10) Business Days prior to the date hereof, a copy of each of the Organizational Documents of Borrower in effect on such date of certification.

6.4           Proof of Action. Lender shall have received from Borrower a copy, certified by a duly authorized officer to be true and complete on and as of the date which is not more than ten (10) Business Days prior to the date hereof, of the records of all corporate or company action taken by Borrower to authorize (a) its execution and delivery of each of the Loan Documents to which it is or is to become a party as contemplated or required by this Agreement, (b) its performance of all of its agreements and obligations under each of such documents, and (c) the incurring of the Obligations contemplated by this Agreement.

6.5           Collateral. Lender shall have obtained a first, perfected security interest in the Collateral of Borrower, subject only to the Permitted Encumbrances and the filing of a Financing Statement in the appropriate jurisdiction.

6.6           Insurance. Lender shall have received evidence of insurance, additional insured and loss payee endorsements required hereunder and under the other Loan Documents, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as additional insured and lender loss payee.

6.7           Validity of Collateral Representation. Lender shall have received a statement by the appropriate officers of Borrower which shall represent and certify the validity of the Collateral.

6.8           ACH Agreement. Lender shall have received from Borrower an agreement executed by Borrower which irrevocably authorizes Lender to initiate manual and automatic electronic (debit and credit) entries through the Automated Clearing House or other appropriate electronic payment system to the Specified Accounts maintained by Borrower, wherever located.

6.9           IRS Forms 8821. Lender shall have received from Borrower an executed Form 8821 to be submitted to the Internal Revenue Service which shall grant Lender access to Borrower’s Tax information.

6.10        IRS Form W-9. Lender shall have received from Borrower an executed Form W-9 to be submitted to the Internal Revenue Service which shall allow Lender to verify Borrower’s tax identification number(s). Borrower shall have received from Lender an executed Form W-9 certifying that Lender is exempt from U.S. federal backup withholding Tax.

6.11        Pay Proceeds Letter. Borrower shall have delivered to Lender a pay proceeds letter with respect to the disbursement of the proceeds of the initial Loan(s) in form and substance satisfactory to Lender, which letter shall provide for, among other things, the payment or reimbursement of all reasonable costs, fees and expenses incurred by Lender in connection with this Agreement and the other Loan Documents, including, without limitation, Lender’s due diligence expenses, legal fees, closing fees and the first installment of the annual line fee, if any.

6.12         No Event of Default. No event shall have occurred and be continuing on or prior to the date of the initial Loan by Lender hereunder, and no condition shall exist on the date of the initial Loan by Lender hereunder, which constitutes an Event of Default or which would, with notice or the lapse of time, or both, constitute an Event of Default under this Agreement or any other Loan Document; and, Lender shall have received a certification from a Responsible Officer with respect to the foregoing in form and substance satisfactory to Lender.

6.13        Additional Deliveries. Borrower shall have delivered to Lender such other documents and instruments reasonably requested by Lender.

SECTION 7. CONDITIONS TO MAKING ALL LOANS

If it is contemplated in this Agreement that more than one advance will be made by Lender under Section 2.1 hereof, the obligations of Lender to make all Loan(s) hereunder shall be subject to the satisfaction or waiver by Lender, prior thereto or concurrently therewith, of each of the conditions set forth in Section 6 (unless the same if a closing condition only) and, in addition, all of the following conditions precedent:

7.1           Applications and Compliance. The application for such Loan(s) shall have been made by Borrower to Lender in accordance with the applicable provisions of this Agreement and in compliance with all provisions of this Agreement.

7.2           Representations and Warranties. Each of the representations and warranties made by or on behalf of Borrower to Lender in this Agreement or in other Loan Documents shall have been true and correct in all material respects when made (provided that any such representation or warranty that is qualified as to materiality shall be true and correct in all respects), shall, for all purposes of this Agreement, be deemed to be repeated on and as of the date of each Loan by Lender hereunder and shall be true and correct in all respects on and as of each such date, except to the extent that any of such representations and warranties relate, by the express terms thereof, solely to a date prior to the date of each Loan by Lender hereunder, and Lender shall have received a certification from a Responsible Officer of Borrower with respect to the foregoing in form and substance satisfactory to Lender.

7.3           Performance, etc. Borrower shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Agreement and in any other Loan Documents on the date of each Loan by Lender hereunder, and Lender shall have received a certification from a Responsible Officer with respect to the foregoing in form and substance satisfactory to Lender. No event shall have occurred on or prior to the date of each Loan by Lender hereunder and be continuing on the date of each Loan by Lender hereunder, and no condition shall exist on the date of each Loan by Lender hereunder, which constitutes an Event of Default or which would, with notice or the lapse of time, or both, constitute an Event of Default under this Agreement or any other Loan Document, and Lender shall have received a certification from a Responsible Officer with respect to the foregoing in form and substance satisfactory to Lender.

SECTION 8. REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Lender, knowing and intending that Lender shall rely thereon in making the Loan(s) contemplated hereby, that:

8.1	Existence.

(a)            Borrower (i) is a corporation or limited liability company duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (ii) is in good standing in all other jurisdictions in which it is required to be qualified to do business as a foreign corporation or limited liability company except for those jurisdictions listed on Schedule 8.1 of the Borrower’s Disclosure Schedule, (iii) has all requisite corporate or limited liability company power and authority and full legal right to own or to hold under lease its properties and to carry on the business as presently engaged and (iv) has been issued all federal, state and local licenses, certificates or permits necessary, required to the operation of its Business.

(b)            Borrower has corporate or limited liability company power and authority to enter into each of the Loan Documents to which it is a party, and to perform, observe and comply with all of its agreements and obligations under each of such Loan Documents to which Borrower is a party.

(c)            Borrower’s execution, delivery and performance of and compliance with this Agreement and the other Loan Documents will not, with or without the passage of time or giving of notice, result in any violation of law, or be in conflict with or constitute a default under any term or provision, or result in the creation of any Lien upon any of Borrower’s properties or assets or the suspension, revocation, impairment, forfeiture or nonrenewal, of any permit, license, authorization or approval applicable to Borrower, or any of its businesses or operations or any of its assets or properties.

8.2           No Violation, etc. The execution and delivery by Borrower of the Loan Documents to which Borrower is a party, the performance by Borrower of all of its agreements and obligations under each of such Loan Document, and the incurring by Borrower of all of the Obligations contemplated by this Agreement, have been duly authorized by all necessary corporate or limited liability company actions on the part of Borrower and, if required, its shareholders, and do not and will not (a) contravene any provision of Borrower’s charter, Organizational Documents, bylaws, operating agreement or other governing documents or this Agreement (each as from time to time in effect) as applicable, (b) conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, or result in the creation of any Lien upon any of the property of Borrower under, any agreement, mortgage or other instrument to which Borrower is or may become a party, (c) violate or contravene any provision of any law, regulation, order, ruling or interpretation thereunder or any decree, order or judgment or any court or governmental or regulatory authority, bureau, agency or official (all as from time to time in effect and applicable to such entity), (d) other than waivers required from Borrower’s landlords, require any waivers, consents or approvals by any third party, including any creditors or trustees for creditors of Borrower, unless such document has already been provided to Lender, or (e) require any approval, consent, order, authorization, or license by, or giving notice to, or taking any other action with respect to, any Governmental Authority.

8.3           Binding Effect of Documents, etc. Borrower has duly executed and delivered each of the Loan Documents to which Borrower is a party, and each of the Loan Documents is valid, binding and in full force and effect. The agreements and obligations of Borrower as contained in each of the Loan Documents constitute, or upon execution and delivery thereof will constitute, legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, subject, as to the enforcement of remedies only, to limitations imposed by federal and state laws regarding bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights and remedies generally, and by general principles of law and equity.

8.4	No Events of Default.

(a)            No Event of Default has occurred and is continuing and no condition exists that would, with notice or the lapse of time, or both, constitute an Event of Default.

(b)            Borrower is not in default under any Material Contract to which Borrower is a party or by which Borrower or any property of Borrower is bound.

8.5           No Governmental Consent Necessary. No consent or approval of, giving of notice to, registration with or taking of any other action in respect of, any Governmental Authority is required with respect to the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which it is a party.

8.6           No Proceedings. Except as set forth on Section 8.6 of the Borrower’s Disclosure Schedule, there are no actions, suits, or proceedings pending or, to the best of Borrower’s knowledge, threatened against or affecting Borrower in any court or before any Governmental Authority.

8.7           No Violations of Laws; Licenses and Permits. Borrower has conducted, and is conducting, its Business, so as to comply in all material respects with all applicable federal, state, county and municipal statutes and regulations. Neither Borrower nor, to the best of its knowledge after a commercially reasonable investigation, any officer, director, manager or member of Borrower is charged with, or so far as is known by Borrower, is under investigation with respect to, any violation of any such statutes, regulations or orders, which could have a Material Adverse Effect. Borrower has been issued all required federal, state and local licenses, certificates or permits required for the operation of its business.

8.8          Use of Proceeds of the Loan(s). Proceeds from the Loan(s) shall be used only for those purposes set forth in this Agreement. No part of the proceeds of the Loan(s) shall be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of purchasing or carrying or trading in any stock under such circumstances as to involve Borrower in a violation of any statute or regulation. In particular, without limitation of the foregoing, no part of the proceeds from the Loan(s) is intended to be used to acquire any publicly held stock of any kind.

8.9	Financial Statements; Indebtedness.

(a)            The balance sheet of Borrower as of September, 2021, and the related statement of operations, stockholders’ equity and cash flows (together with the related notes) for the Fiscal Year ended 2021, and the balance sheet of Borrower and the related statement of operations, stockholders’ or members’ equity and cash flows (together with the related notes) for the 6-month period ended March 31, 2022 (collectively, the “Financial Statements”) fairly present, as of the date thereof, the financial position of Borrower, and the results of its operations, cash flows and stockholders’ equity in all material aspects.

(b)            Except as shown on the most recent Financial Statements, (i) Borrower has no Indebtedness as of the date hereof which would adversely affect the financial condition of Borrower or the Collateral, and (ii) Borrower has no liabilities, contingent or otherwise, except those which, individually or in the aggregate, are not material to the financial condition or operating results of Borrower.

8.10        Changes in Financial Condition. Since the Balance Sheet Date, there has been no material adverse change and no material adverse development in the Business, properties, operations, condition (financial or otherwise), results of operations or prospects of Borrower. Since the Balance Sheet Date, Borrower has not (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, outside of the ordinary course of business, (iii) had capital expenditures outside of the ordinary course of business, (iv) engaged in any transaction with any Affiliate or (v) engaged in any other transaction outside of the ordinary course of business except for those disclosed to Lender in the Borrower Disclosure Schedules.

8.11	[Reserved].

8.12	Taxes and Assessments.

(a)            Borrower has paid and discharged when due all Taxes, assessments and other governmental charges which may lawfully be levied or assessed upon its income and profits, or upon all or any portion of any property belonging to it, whether real, personal or mixed, to the extent that such Taxes, assessment and other charges have become due. Borrower has filed all material Tax returns, federal, state and local, and all related information, required to be filed by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect. Borrower has set aside on its books provisions reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply.

(b)            Borrower shall make all payments to be made by it hereunder without any Tax Deduction (as defined below), unless a Tax Deduction is required by law. If Borrower is aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it shall promptly notify Lender. If a Tax Deduction is required by law to be made by Borrower, the amount of the payment due from Borrower shall be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; provided, however, that the amount of such payment shall not be increased to the extent the Tax Deduction relates to an Excluded Tax. If Borrower is required to make a Tax Deduction, Borrower shall make the minimum Tax Deduction allowed by law and shall make any payment required in connection with that Tax Deduction within the time allowed by law. Within thirty (30) days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, Borrower shall deliver to Lender evidence satisfactory to Lender that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(c)            “Excluded Tax” means (i) Taxes imposed on or with respect to any recipient or required to be withheld or deducted from a payment to a recipient that are Taxes imposed or measured by net income (however denominated), franchise Taxes, and branch profits Taxes (for the avoidance of doubt, including any backup withholding under Section 3406 of the Code or similar provision of state, local or non-U.S. law), in each case that are (A) imposed by the jurisdiction in which the recipient is organized or has its principal office or, in the case of Lender, in which Lender’s applicable lending office is located, or (B) imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Obligation pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Obligation or (B) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such recipient’s failure to comply with Section 6.10 or Section 14.5(b), and (iv) any withholding Taxes imposed under FATCA.

(d)            “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

(e)            “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Loan Document.

(f)            “Tax” or “Taxes” means any Tax, levy, impost, duty or other governmental charge or withholding of a similar nature, including any income, franchise, stamp, documentary, excise or property Tax, charge or levy (in each case, including any related penalty or interest).

8.13        ERISA. Borrower is in compliance in all material respects with the applicable provisions of ERISA and all regulations issued thereunder by the United States Treasury Department, the Department of Labor and the Pension Benefit Guaranty Corporation.

8.14        Solvency. After giving effect to each Advance, and the liabilities and obligations of Borrower, Borrower is Solvent.

8.15	Environmental Matters.

(a)           Borrower has duly complied with, and its facilities, business assets, property, leaseholds and Equipment are in compliance in all material respects with, the provisions of all Environmental Laws.

(b)           Borrower has been issued all required federal, state and local licenses, certificates or permits required under Environmental Laws for the operation of its Business.

8.16	United States Anti-Terrorism Laws; Holding Company Status.

(a)            In this Section 8.16:

“Anti-Terrorism Law” means each of: (i) Executive Order No. 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”); (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act); (iii) the Money Laundering Control Act of 1986, Public Law 99-570; and (iv) any similar law enacted in the United States of America subsequent to December 31, 2004.

“holding company” has the meaning given to it in the United States Public Utility Holding Company Act of 1935, and any successor legislation and rules and regulations promulgated thereunder.

“investment company” has the meaning given to it in the United States Investment Company Act of 1940.

“public utility” has the meaning given to it in the United States Federal Power Act of 1920.

“Restricted Party” means any person listed: (i) in the Annex to the Executive Order; (ii) on the Specially Designated Nationals and Blocked Persons list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or (iii) in any successor list to either of the foregoing.

(b)            Borrower is not (i) a holding company or subject to regulation under the United States Public Utility Holding Company Act of 1935; (ii) a public utility or subject to regulation under the United States Federal Power Act of 1920; (iii) required to be registered as an investment company or subject to regulation under the United States Investment Company Act of 1940; or (iv) subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee Indebtedness.

(c)            To the best of Borrower’s knowledge, Borrower (i) is not, and is not controlled by, a Restricted Party; (ii) has not received funds or other property from a Restricted Party; and (iii) is not in breach of and is not the subject of any action or investigation under any Anti-Terrorism Law.

(d)           Borrower has taken reasonable measures to ensure compliance with the Anti- Terrorism Laws.

8.17        Customers and Vendors. There are no disputes with any customers, suppliers, manufacturers, vendors and independent contractors of Borrower in excess of $20,000 in the aggregate with any such party.

8.18        Representations, Warranties and Covenants Concerning the Collateral. The representations, warranties and covenants of Borrower set forth in Section 5.4 hereof are incorporated in this Section 8 by reference.

8.19        Books and Records. Borrower maintains its chief executive office and its books and records related to the Collateral at its address set forth in Section 5.4(l) of the Borrower’s Disclosure Schedule.

8.20        Ownership and Control. The significant holders of issued and outstanding Equity Interests of Borrower are owned beneficially and of record according to the percentages set forth in Section 8.20 of the Borrower’s Disclosure Schedule.

8.21        Changes. Since the Balance Sheet Date, except as disclosed in Section 8.21 of the Borrower’s Disclosure Schedule, with respect to Borrower, there has not been:

(a)            any change in its Business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects, which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(b)            any resignation or termination of any of its executive officers, key employees or groups of employees;

(c)            any change, except in the ordinary course of business, in its contingent obligations by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d)            any damage, destruction or loss, whether or not covered by insurance, which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e)            any waiver by it of a valuable right or of a material debt owed to it;

(f)            any direct or indirect loans made by it to any of its stockholders, managers, employees, officers or directors, other than advances made in the ordinary course of business;

(g)           any material change in any compensation arrangement or agreement with any employee, manager, officer, director or equity holder;

(h)           any declaration or payment of any dividend or other distribution of its assets;

(i)            any labor organization activity related to it;

(j)            any debt, obligation or liability incurred, assumed or guaranteed by it, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(k)            any sale, assignment, transfer, abandonment or other disposition of any Collateral other than Inventory in the ordinary course of business;

(l)            any change in any Material Contract to which it is a party or by which it is bound which, either individually or in the aggregate, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(m)           any other event or condition of any character that, either individually or in the aggregate, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(n)           any arrangement or commitment by it to do any of the acts described in subsection (a) through (m) of this Section 8.20.

8.22        Intellectual Property.

(a)            Except for Permitted Encumbrances, (1) Borrower holds all Intellectual Property that it owns free and clear of all Liens and restrictions on use or transfer, whether or not recorded, and has sole title to and ownership of or has the full, exclusive (subject to the rights of its licensees) right to use in its field of business such Intellectual Property; and Borrower holds all Intellectual Property that it uses but does not own under valid licenses or sub-licenses from others; (2) the use of the Intellectual Property by Borrower does not violate or infringe on the rights of any other Person; (3) Borrower has not received any notice of any conflict between the asserted rights of others and Borrower with respect to any Intellectual Property; (4) Borrower has used its commercially reasonable best efforts to protect its rights in and to all Intellectual Property; (5) Borrower is in compliance with all material terms and conditions of its agreements relating to the Intellectual Property; (6) Borrower is not, and since the Balance Sheet Date has not been, a defendant in any action, suit, investigation or proceeding relating to infringement or misappropriation by Borrower of any Intellectual Property nor has Borrower been notified of any alleged claim of infringement or misappropriation by Borrower of any Intellectual Property; (7) to the knowledge of Borrower, none of the products or services Borrower is researching, developing, proposes to research and develop, make, have made, use, or sell, infringes or misappropriates any Intellectual Property right of any third party; (8) none of the trademarks and service marks used by Borrower, to the knowledge of Borrower, infringes the trademark or service mark rights of any third party and (9) to Borrower’s knowledge, none of the material processes and formulae, research and development results and other know-how relating to Borrower's Business, the value of which to Borrower is contingent upon maintenance of the confidentiality thereof, has been disclosed to any Person other than Persons bound by written confidentiality agreements.

(b)           Section 8.22 of Borrower’s Disclosure Schedule sets forth a true and complete list of (i) all Intellectual Property owned or claimed by Borrower, together with any and all registration or application numbers for any Intellectual Property filed or issued by any Intellectual Property registry (and in the case of any and all domain names registered by or on behalf of Borrower, the name of the registrar(s) thereof) and (ii) all Intellectual Property licenses which are material to the business of Borrower, including licenses for standard software having a replacement value of more than $10,000 (except for any generally available market standard licenses). None of such Intellectual Property licenses are reasonably likely to be construed as an assignment of the licensed Intellectual Property to Borrower. Borrower shall update such Section 8.22 of the Borrower’s Disclosure Schedule upon each new claim, use, registration or application of or for Intellectual Property by Borrower, and upon Borrower becoming the licensee under any license described in the foregoing clause (b)(ii).

8.23         Employees. Borrower has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to Borrower’s knowledge, threatened with respect to Borrower. Except as set forth in Section 8.23 of the Borrower’s Disclosure Schedule, Borrower is not a party to or bound by any currently effective deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement; provided that, if after the Closing Date Borrower becomes party to or is bound by any deferred compensation arrangement, bonus plan, incentive plan, profit-sharing plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement, Borrower shall deliver an updated schedule reflecting the same to Lender and for purposes of this Agreement, Borrower shall not be in violation of this Section 8.23. To Borrower’s knowledge, no employee of Borrower, nor any consultant with whom Borrower has contracted, is in violation of any material term of any employment contract or any other contract relating to the right of any such individual to be employed by, or to contract with, Borrower or to receive any benefits; and, to Borrower’s knowledge, the continued employment by Borrower of its present employees, and the performance of Borrower’s contracts with its independent contractors, will not result in any such violation. Except for employees who have a current effective employment agreement with Borrower, as set forth in Section 8.23 of the Borrower’s Disclosure Schedule, no employee of Borrower has been granted the right to continued employment by Borrower or to any material compensation following termination of employment with Borrower. Borrower is not aware that any officer, director, manager, partner, key employee or group of employees intends to terminate his, her or their employment with Borrower, nor does Borrower have a present intention to terminate any of the same.

8.24        [Reserved].

8.25        Representations and Warranties: True, Accurate and Complete. None of the representations, certificates, reports, warranties or statements now or hereafter made or delivered to Lender pursuant hereto or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

8.26         Fees; Brokers; Finders. There are no fees, commissions or other compensation due to any third party acting on behalf of or at the direction of Borrower in connection with the Loan Documents, except as set forth on Section 8.26 of the Borrower’s Disclosure Schedule. All negotiations relative to the Loan Documents, and the transactions contemplated thereby, have been carried on by the Borrower with the Lender without the intervention of any other person or entity acting on behalf of the Borrower, and in such manner as not to give rise to any claim against the Borrower or the Lender for any finder's fee, brokerage commission or like payment due to any third party acting on behalf of or at the direction of Borrower, and if any such fee, commission or payment is payable, it shall be the sole responsibility of the Borrower and the Borrower shall pay, and indemnify the Lender for, the same.

8.27         Commercial Purpose. Borrower warrants that the Loans are being used solely to acquire or carry on a business or commercial enterprise, and/or Borrower is a business or commercial organization. Borrower further warrants that all of the proceeds of the Loans shall be used for commercial purposes and stipulates that Loans shall be construed for all purposes as a commercial loan, and is made for other than personal, family or household purposes.

SECTION 9. AFFIRMATIVE COVENANTS

Until the indefeasible payment and satisfaction in full of all Obligations and the termination of this Agreement, Borrower hereby covenants and agrees as follows:

9.1           Notify Lender. Borrower shall promptly, and in any event within two (2) Business Days, inform Lender (a) if any one or more of the representations and warranties made by Borrower in this Agreement or in any document related hereto shall no longer be entirely true, accurate and complete in any respect, (b) of all material adverse information relating to the financial condition of Borrower; (c) of any material return of goods; (d) of any loss, damage or destruction of any of the Collateral; and (e) of any other events or occurrences set forth in Section 7(a) of the Loan Agreement Schedule..

9.2           Change in Ownership, Directors, Managers or Executive Officers. Borrower shall promptly notify Lender of any changes in Borrower’s managers, directors and/or executive officers and hereby authorizes Lender to perform background checks and any other due diligence as Lender may require in its reasonable discretion with respect to such new managers, directors and/or executive officers.

9.3           Pay Taxes and Liabilities; Comply with Agreement. Borrower shall promptly pay, when due, or otherwise discharge, all Indebtedness, sums and liabilities of any kind now or hereafter owing by Borrower to its employees as wages or salaries or to Lender and Governmental Authorities however created, incurred, evidenced, acquired, arising or payable, including, without limitation, the Obligations, income Taxes, excise Taxes, sales and use Taxes, license fees, and all other Taxes with respect to any of the Collateral, or any wages or salaries paid by Borrower or otherwise, unless (i) the validity of which are being contested in good faith by Borrower by appropriate proceedings, provided that Borrower shall have maintained reasonably adequate reserves and accrued the estimated liability on Borrower’s balance sheet for the payment of same or (ii) the failure to make payment pending such contest could not reasonably be expected to result in a Lien that would be senior to Lender’s Lien on the Collateral or otherwise result in a Material Adverse Effect.

9.4           Observe Covenants, etc. Borrower shall observe, perform and comply with the covenants, terms and conditions of this Agreement and the other Loan Documents.

9.5           Maintain Corporate Existence and Qualifications. Borrower shall maintain and preserve in full force and effect, its corporate existence and rights, franchises, licenses and qualifications necessary to continue its Business, and comply with all applicable statutes, rules and regulations pertaining to the operation, conduct and maintenance of its existence and Business including, without limitation, all federal, state and local laws relating to benefit plans, environmental safety, or health matters, and hazardous or liquid waste or chemicals or other liquids (including use, sale, transport and disposal thereof) except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

9.6           Financial Reports and Other Information. Borrower shall deliver or cause to be delivered to Lender:

(a)           Reports. The financial reports and other information set forth in Section 7(b) of the Loan Agreement Schedule, on the dates set forth therein

(b)           Notice of Litigation, Judgments, Environmental, Health or Safety Complaints.

(i)          Within three (3) Business Days after commencement or receipt by Borrower, written notice to Lender of all litigation and of all proceedings involving the Borrower or any of its assets, together with a copy of all pleadings and demands;

(ii)          Within three (3) Business Days thereafter, written notice to Lender of the entry of any judgment or the institution of any lawsuit or of other legal or equitable proceedings or the assertion of any cross claim or counterclaim seeking monetary damages from Borrower; and

(iii)         Within three (3) Business Days thereafter, notice or copies if written of all claims, complaints, orders, citations or notices, whether formal or informal, written or oral, from a governmental body or private person or entity, relating to air emissions, water discharge, noise emission, solid or liquid waste disposal, hazardous waste or materials, or any other environmental, health or safety matter, which adversely affect Borrower. Such notices shall include, among other information, the name of the party who filed the claim, the potential amount of the claim, and the nature of the claim.

(c)             Other Information. Upon demand,

(i)           Certificates of insurance for all policies of insurance to be maintained by Borrower pursuant hereto; and

(ii)          All material information received by Borrower affecting the financial status or condition of any Account Debtor or the payment of any Account, including but not limited to, invoices, original orders, shipping and delivery receipts.

(d)           Additional Information. From time to time, such other information as Lender may reasonably request, including financial projections and cash flow analysis.

9.7           Comply with Laws. Borrower shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, compliance with which is necessary to maintain its corporate existence or the conduct of its Business or non-compliance with which would adversely affect in any respect its ability to perform its obligations or any security given to secure its obligations.

9.8           Insurance Required.

(a)            Borrower shall cause to be maintained, in full force and effect on all property of Borrower including, without limitation, all Inventory, insurance in such amounts against such risks as is satisfactory to Lender in its reasonable discretion. Said policy or policies shall:

(i)           Be in a form and with insurers which are satisfactory to Lender;

(ii)          Be for such risks, and for such insured values as Lender or its assigns may reasonably require in order to replace the property in the event of actual or constructive total loss;

(iii)         Designate Lender as additional insured and lender loss payee as Lender’s interest may from time to time appear;

(iv)         Contain a “breach of warranty clause” whereby the insurer agrees that a breach of the insuring conditions or any negligence by Borrower or any other person shall not invalidate the insurance as to Lender and its assignee;

(v)          Provide that they may not be canceled or altered without thirty (30) days prior written notice to Lender; and

(vi)        Upon demand, be delivered to Lender.

(b)            Borrower shall cause to be maintained, in full force and effect, directors and officers insurance and errors and omissions insurance, in each case, in form and substance satisfactory to Lender and with a coverage limitation satisfactory to Lender.

(c)            Borrower shall obtain such additional insurance as Lender may reasonably require.

(d)           Borrower shall, in the event of loss or damage of any Collateral, forthwith notify Lender and file proofs of loss with the appropriate insurer. Borrower hereby authorizes Lender to endorse any checks or drafts constituting insurance proceeds.

(e)           Borrower shall forthwith upon receipt of insurance proceeds endorse and deliver the same to Lender.

(f)            In no event shall Lender be required either to (i) ascertain the existence of or examine any insurance policy or (ii) advise Borrower in the event such insurance coverage shall not comply with the requirements of this Agreement.

9.9          Condition of Collateral; No Liens. Borrower shall (i) maintain all Collateral in good condition and repair at all times (except for ordinary wear and tear), (ii) preserve the Collateral against any loss, damage, or destruction of any nature, (iii) keep the Collateral free and clear of any Liens, except for the Liens of Lender and Permitted Encumbrances (including, but not limited to, those set forth on Section 9.9 of the Borrower’s Disclosure Schedule), and shall not permit Collateral to become a fixture to real estate or accessions to other personal property.

9.10        Payment of Proceeds. Borrower shall forthwith upon receipt of all Proceeds of Collateral, pay such Proceeds (insurance or otherwise) up to the amount of the then-outstanding Obligations over to Lender for application against the Obligations in such order and manner as Lender may elect, provided, however, that prior to the occurrence and continuation of an Event of Default, Borrower shall be permitted to use all insurance proceeds to acquire replacement assets in accordance with the terms of this Agreement.

9.11        Records. Borrower shall at all times keep accurate and complete records of its operations, of the Collateral and the status of each Account, which records shall be maintained at its executive offices as set forth on Section 5.4(l) of the Borrower’s Disclosure Schedule.

9.12        Pay Obligations. Borrower shall promptly and timely pay all Obligations when due in accordance with the Loan Documents.

9.13        Delivery of Documents. If any Proceeds of Accounts shall include, or any of the Accounts shall be evidenced by, notes, trade acceptances or instruments or documents, or if any Inventory is covered by documents of title or chattel paper, whether or not negotiable, then Borrower waives protest regardless of the form of the endorsement. If Borrower fails to endorse any instrument or document, Lender is authorized to endorse it on Borrower’s behalf.

9.14        United States Contracts. Section 7(c) of the Loan Agreement Schedule is hereby incorporated by reference and made a part hereof.

9.15        Name Changes; Location Changes.

(a)            Borrower shall promptly (but within two (2) Business Days) notify Lender of any changes in the name of Borrower or if Borrower is known by or conducting business under any names other than those set forth in this Agreement.

(b)            Borrower shall deliver not less than thirty (30) days prior written notice to Lender if Borrower intends to conduct any of its Business or operations at or out of offices or locations other than those set forth in Section 5.4(l) of the Borrower’s Disclosure Schedule, or if it changes the location of its chief executive office or the address at which it maintains its books and records.

9.16        Further Assurances. Borrower shall at any time or from time to time upon request of Lender take such steps and execute and deliver such Financing Statements and other documents all in the form of substance reasonably satisfactory to Lender relating to the creation, validity or perfection of the security interests provided for herein, under the UCC or which are reasonably necessary to effectuate the purposes and provisions of this Agreement. Borrower shall defend the right, title and interest of Lender in and to the Collateral against the claims and demands of all Persons whomsoever, and take such actions, including (i) all actions necessary to grant Lender “control” of any Investment Property, Deposit Accounts, Letter-of-Credit Rights or Electronic Chattel Paper owned by it, with any agreements establishing control to be in form and substance satisfactory to Lender, (ii) the prompt (but in no event later than three (3) Business Days following Lender’s request therefor) delivery to Lender of all original Instruments, Chattel Paper, negotiable Documents and certificated Securities owned by it (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank), (iii) notification of Lender’s interest in Collateral at Lender’s request, and (iv) the institution of litigation against third parties as shall be prudent in order to protect and preserve Borrower’s and/or Lender’s respective and several interests in the Collateral.

9.17        Indemnification. Borrower shall indemnify, protect, defend and save harmless Lender, as well as Lender's directors, officers, trustees, employees, agents, attorneys, members and shareholders (hereinafter referred to collectively as the “Indemnified Parties” and individually as an “Indemnified Party”) from and against (a) any and all losses, damages, expenses or liabilities of any kind or nature and from any suits, claims or demands, by third parties (including, without limitation, claims of brokers and finders), including counsel fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with the Loan(s), the transactions contemplated herein and the Loan Documents (except for any arising from Lender’s gross negligence or willful misconduct), and (b) any and all losses, damages, expenses or liabilities sustained by Lender in connection with any Environmental Liabilities and Costs, except for any arising from Lender’s gross negligence or willful misconduct. In case any action shall be brought against an Indemnified Party based upon any of the above and in respect to which indemnity may be sought against Borrower, the Indemnified Party against whom such action was brought shall promptly notify Borrower in writing, and Borrower shall assume the defense thereof, including the employment of counsel selected by Borrower and reasonably satisfactory to the Indemnified Party, the payment of all costs and expenses and the right to negotiate and consent to settlement. Upon reasonable determination made by the Indemnified Party, the Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof; provided, however, that the Indemnified Party shall pay the costs and expenses incurred in connection with the employment of separate counsel. Borrower shall not be liable for any settlement of any such action effected without its consent, but if settled with Borrower’s consent, or if there be a final judgment for the claimant in any such action, Borrower agrees to indemnify and save harmless said Indemnified Party against whom such action was brought from and against any loss or liability by reason of such settlement or judgment, except as otherwise provided above. The provisions of this Section 9.17 shall survive the termination of this Agreement and the final repayment of the Obligations. For the avoidance of doubt, this Section 9.17 shall not apply with respect to Taxes, other than any Taxes that represent losses, damages, expenses or other liabilities arising from a non-Tax claim.

SECTION 10. NEGATIVE COVENANTS

Until payment and satisfaction in full of all Obligations and the termination of this Agreement, Borrower hereby covenants and agrees as follows:

10.1        Change of Control; No Creation of Subsidiaries. Borrower will not consolidate with, merge with, or acquire the stock or a material portion of the assets of any person, firm, joint venture, partnership, corporation, or other entity, whether by merger, consolidation, purchase of stock or otherwise if any such action results in a Change of Control (as defined below). Borrower will not create or permit to exist any Subsidiary unless such new Subsidiary is a wholly-owned Subsidiary of Borrower and is designated by Lender as either a co-borrower or guarantor hereunder and such Subsidiary shall have entered into all such documentation reasonably required by Lender, including, without limitation, to grant to Lender a first priority perfected security interest in substantially all of such Subsidiary’s assets to secure the Obligations (subject to the qualifications that such Subsidiary, if it is a Foreign Subsidiary, shall only guaranty any portion of the Obligations to the extent that doing so could not reasonably be expected to result in material tax consequences to any Borrower and that a pledge of the Securities of such Foreign Subsidiary shall be limited to 65% (or such greater percentage that could not reasonably be expected to cause any material adverse tax consequences to Borrower) of the issued and outstanding Securities entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Securities not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary). In addition, Borrower will not acquire a material portion of the assets of any entity in a manner that is not addressed by the foregoing provisions of this Section 10.1 if such action would impair Lender’s rights hereunder or in the Collateral.

A “Change of Control” shall be deemed to have occurred if:

(i)           any “Person,” which shall mean a “person” as such term is used in Sections 13(d) and 14(d) of the 1934 Act, or group of Persons is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of Borrower representing 50.1% or more of the combined voting power of Borrower’s then outstanding voting securities;

(ii)          during any period of 12 consecutive months, individuals, who on the first day of such period constitute the Board of Directors or the managers of Borrower, and any new director or manager whose election by the Board of Directors or managers of Borrower, or whose nomination for election by Borrower’s equity holders, was approved by a vote of at least one-half (1/2) of the directors or managers then in office (other than in connection with a contested election), cease for any reason to constitute at least a majority of the Board of Directors or managers of Borrower;

(iii)         the stockholders or members of Borrower approve (I) a plan of complete liquidation of Borrower or (II) the sale or other disposition by Borrower of all or substantially all of Borrower’s assets; or

(iv)         a merger or consolidation of Borrower with any other entity is consummated, other than:

(A)	a merger or consolidation which results in the voting securities of Borrower outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the surviving entity's outstanding voting securities immediately after such merger or consolidation; or

(B)	a merger or consolidation which would result in the directors or managers of Borrower (who were directors or managers immediately prior thereto) continuing to constitute more than 50% of all directors or managers of the surviving entity immediately after such merger or consolidation.

In this paragraph (iv), “surviving entity” shall mean only an entity in which all of Borrower’s equity holders immediately before such merger or consolidation (determined without taking into account any equity holders properly exercising appraisal or similar rights) become equity holders by the terms of such merger or consolidation, and the phrase “directors or managers of Borrower (who were directors or managers immediately prior thereto)” shall include only individuals who were directors or managers of Borrower at the Closing Date.

10.2        Disposition of Assets or Collateral. Borrower will not sell, lease, transfer, convey, or otherwise dispose of any or all of its assets or Collateral, other than the disposition or transfer in the ordinary course of business.

10.3        Other Liens. Borrower will not incur, create or permit to exist any Lien on any of its property or assets, whether now owned or hereafter acquired, except for (a) those Liens in favor of Lender created by this Agreement and the other Loan Documents; and (b) the Permitted Encumbrances.

10.4        Other Liabilities. Except as set forth in Section 10.4 of the Borrower’s Disclosure Schedule, Borrower will not incur, create, assume, or permit to exist, any Indebtedness or liability on account of either borrowed money or the deferred purchase price of property, except (i) Obligations to Lender, (ii) debt expressly subordinated to Borrower’s Indebtedness to Lender pursuant to a subordination agreement in form and substance satisfactory to Lender, (iii) debt that constitutes Permitted Indebtedness or (iv) Indebtedness incurred in connection with any of the Permitted Encumbrances.

10.5        [Reserved].

10.6        Advances. Borrower will not make any loans or advance any funds to any Person, other than (a) advances to employees of Borrower in the ordinary course of business, with outstanding advances to any employee not to exceed $2,000 at any time and (b) intercompany loans from Borrower to EON Media not to exceed $40,000 in any given month for the twelve (12) months following the Closing Date, which time period may be extended by Lender in its sole discretion.

10.7        Guaranties. Borrower will not assume, guaranty, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

10.8        Transfers of Notes or Accounts. Borrower will not sell, assign, transfer, discount or otherwise dispose of any Accounts or any promissory note payable to Borrower, with or without recourse.

10.9        Dividends. Borrower will not declare or pay any cash dividend, make any distribution on, redeem, retire or otherwise acquire directly or indirectly, any of its Equity Interests in excess of $50,000 in any twelve (12) month period without the prior written consent of Lender.

10.10      Payments to Affiliates. Except as set forth in Section 10.10 of the Borrower’s Disclosure Schedule, or as otherwise approved by Lender in writing in advance, Borrower shall not make any payments of cash or other property to any Affiliate.

10.11      Modification of Documents. Borrower will not change, alter or modify, or permit any change, alteration or modification of its Organizational Documents in any manner that might adversely affect Lender’s rights hereunder as a secured lender or its Collateral without Lender's prior written consent.

10.12      Change Business or Name. Borrower will not engage in any business other than the Business, or change its names as it appears in the official filings of its state of organization except as permitted pursuant to this Agreement and the other Loan Documents.

10.13      Settlements. Other than in the ordinary course of its Business, Borrower will not compromise, settle or adjust any claims in any amount relating to any of the Collateral, without the prior written consent of Lender.

10.14      Restrictive Agreements. No Borrower will directly or indirectly (a) enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its assets or properties, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Loan Documents) on the ability of any Subsidiary to: (i) make payments or pay dividends or other distributions on any equity interest to any Borrower or any Subsidiary; (ii) pay any obligation owed to any Borrower or any Subsidiary; (iii) makes loans or advances to any Borrower or any Subsidiary; (iv) transfer any of its property or assets to any Borrower or any Subsidiary.

SECTION 11. EVENTS OF DEFAULT

The occurrence of any of the following shall constitute an event of default (hereinafter referred to as an “Event of Default”):

11.1        Failure to Pay. The failure by Borrower to pay, when due, (a) any payment of principal, interest, fees or other charges due and owing to Lender pursuant to any obligations of Borrower to Lender including, without limitation, those Obligations arising pursuant to this Agreement or any Loan Document, or under any other agreement for the payment of monies then due and payable to Lender, or (b) any Taxes due to any Governmental Authority, except any such failure that is permitted pursuant to the terms of Section 9.3.

11.2        Failure of Insurance. Failure of one or more of the insurance policies required hereunder to remain in full force and effect; failure on the part of Borrower to pay or cause to be paid all premiums when due on the insurance policies pursuant to this Agreement; failure on the part of Borrower to take such other action as may be requested by Lender in order to keep said policies of insurance in full force and effect until all Obligations have been indefeasibly paid in full; and failure on the part of Borrower to execute any and all documentation required by the insurance companies issuing said policies to effectuate said assignments.

11.3        Failure to Perform. Borrower’s failure to perform or observe any covenant, term or condition of this Agreement or in any other Loan Document.

11.4        Cross Default. Borrower’s default under any agreement or contract with a third party which default would result in a liability to Borrower in excess of $200,000 individually and $350,000 in the aggregate.

11.5        False Representation or Warranty. Borrower shall have made any statement, representation or warranty in this Agreement or in any other Loan Document to which Borrower is a party or in a certificate executed by Borrower incident to this Agreement, which is at any time found to have been false in any material respect at the time such representation or warranty was made.

11.6        Liquidation, Voluntary Bankruptcy, Dissolution, Assignment to Creditors. Any resolution shall be passed or any action (including a meeting of creditors) shall be taken by Borrower for the termination, winding up, liquidation or dissolution of Borrower, or Borrower shall make an assignment for the benefit of creditors, or Borrower shall file a petition in voluntary liquidation or bankruptcy, or Borrower shall file a petition or answer or consent seeking, or consenting to, the reorganization of Borrower or the readjustment of any of the Indebtedness of Borrower under any applicable insolvency or bankruptcy laws now or hereafter existing (including the United States Bankruptcy Code), or Borrower shall consent to the appointment of any receiver, administrator, liquidator, custodian or trustee of all or any part of the property or assets of Borrower or any corporate or company action shall be taken by Borrower for the purposes of effecting any of the foregoing.

11.7        Involuntary Petition Against Borrower. Any petition or application for any relief is filed against Borrower under applicable insolvency or bankruptcy laws now or hereafter existing (including the United States Bankruptcy Code) or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity), and is not discharged or stayed within thirty (30) days of the filing thereof.

11.8        Judgments; Levies. Judgments or attachments aggregating in excess of $20,000 at any given time are obtained against Borrower which remain unstayed for a period of ten (10) days or are enforced.

11.9        Change in Condition. There occurs any event or a change in the condition or affairs, financial or otherwise, of Borrower which, in the reasonable opinion of Lender exercising prudent business judgment, impairs Lender's security or the ability of Borrower to discharge its obligations hereunder or any other Loan Document or which impairs the rights of Lender in the Collateral.

11.10      Environmental Claims. Lender determines that any Environmental Liabilities and Costs or Environmental Lien with respect to Borrower will have a potentially Material Adverse Effect on the financial condition of Borrower or on the Collateral.

11.11      Failure to Notify. If at any time Borrower fails to provide Lender within three (3) Business Days of receipt thereof, with notice or copies, if written, of all complaints, orders, citations or notices with respect to environmental, health or safety complaints.

11.12      Failure to Deliver Documentation. Borrower shall fail to obtain and deliver to Lender any other documentation required to be signed or obtained as part of this Agreement, or shall have failed to take any reasonable action requested by Lender to perfect, protect, preserve and maintain the security interests and Lien on the Collateral provided for herein.

11.13      Material Adverse Effect. A Material Adverse Effect shall have occurred.

11.14     Change of Control. Borrower undergoes a Change of Control.

11.15      Dissolution; Maintenance of Existence. Borrower is dissolved, or Borrower fails to maintain its corporate existence in good standing, or the usual business of Borrower ceases or is suspended in any respect.

11.16      Indictment. The indictment of Borrower or any director or Responsible Officer of Borrower under any criminal statute, or commencement of criminal or civil proceedings against Borrower, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any portion of the property of Borrower.

11.17      Tax Liens. The filing of a Lien for any unpaid Taxes filed by any Governmental Authority against Borrower or any of its assets and is not bonded, stayed pending appeal or discharged within ten (10) calendar days of filing.

11.18      Challenge to Validity of Loan Documents. Borrower attempts to terminate or challenge the validity of, or its liability under, this Agreement or any other Loan Document, or any proceeding shall be brought to challenge the validity, binding effect of any Loan Document, or any Loan Document ceases to be a valid, binding and enforceable obligation of Borrower.

11.19      Claims Against Lender. Any claim asserted by Borrower seeking to challenge the Loan Documents, Lender’s Liens in the Collateral or otherwise commencing any cause of action against the Lender.

SECTION 12. REMEDIES

12.1        Acceleration; Other Remedies. Upon the occurrence and during the continuation of an Event of Default:

(a)            Lender shall have all rights and remedies provided in this Agreement, any of the other Loan Documents, the UCC or other applicable law, all of which rights and remedies may be exercised without notice to Borrower, all such notices being hereby waived, except such notice as is expressly provided for hereunder or is not waivable under applicable law. All rights and remedies of Lender are cumulative and not exclusive and are enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions and in any order Lender may determine. Without limiting the foregoing, Lender may (i) by notice to the Borrower (A) suspend or terminate the Revolving Loan Commitment and the obligations of Lender with respect thereto, in whole or in part, and/or (B) declare all or any portion of the Obligations to be, and the Obligations shall thereupon become, immediately due and payable, with accrued interest thereon, without presentment, demand, protest, notice of demand, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby waived by Borrower and Borrower will pay the same; provided, however, that in the case of any of the Events of Default specified in Sections 11.6 and 11.7 above, without any notice to Borrower or any other act by the Lender, the Revolving Loan Commitment and the obligations of the Lender with respect thereto shall thereupon immediately and automatically terminate and all of the Obligations shall become immediately due and payable without presentment, demand, protest, notice of demand, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by Borrower and Borrower will pay the same, (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower’s expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) notify Account Debtors or other obligors to make payment directly to Lender, or notify bailees as to the disposition of Collateral, (vi) extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Accounts or other Collateral which includes a monetary obligation and discharge or release the Account Debtor or other obligor, without affecting any of the Obligations, and (vii) perform all of the Permitted Actions, including, without limitation, sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, by public or private sales at any exchange, broker's board, any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower. If any of the Collateral or other security for the Obligations is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required to the extent allowed under applicable law.

(b)            Lender may apply the Proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of any of the Obligations, in whole or in part (including attorneys' fees and legal expenses incurred by Lender with respect thereto or otherwise chargeable to Borrower) and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment on demand of any deficiency together with interest at the Default Interest Rate and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

(c)            Lender may, at its option, cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, discharge Taxes and Liens at any time levied on or existing with respect to the Collateral, and pay any amount, incur any expense or perform any act which, in Lender's reasonable judgment, is necessary or appropriate to preserve, protect, insure, maintain, or realize upon the Collateral. Such amounts paid by Lender shall be repayable by Borrower on demand and added to the Obligations, with interest payable thereon at the Default Interest Rate. Lender shall be under no obligation to effect such cure, payment, bonding or discharge, and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower.

(d)            Lender and Lender’s agents shall have the right to utilize any of Borrower’s customer lists, registered names, trade names or trademarks to publicly advertise, sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral and Borrower will be deemed to have waived and voided any confidentiality agreements by and between Borrower and Lender.

12.2        Set-off. Lender shall have the right, immediately and without notice of other action, to set-off against any of Borrower’s liabilities to Lender any money or other liability owed by Lender or any Affiliate of Lender (and such Affiliate of Lender is hereby authorized to effect such set-off) in any capacity to Borrower, whether or not due, and Lender or such Affiliate shall be deemed to have exercised such right of set-off and to have made a charge against any such money or other liability immediately upon the occurrence of such Event of Default even though the actual book entries may be made at a time subsequent thereto. The right of set-off granted hereunder shall be effective irrespective of whether Lender shall have made demand under or in connection with the Loan(s). None of the rights of Lender described in this Section are intended to diminish or limit in any way Lender’s or Affiliates of Lender’s common-law set-off rights.

12.3        Costs and Expenses. Borrower shall be liable for all costs, charges and expenses, including attorneys’ fees and disbursements, incurred by Lender by reason of the occurrence of any Event of Default or the exercise of Lender's remedies with respect thereto, each of which shall be repayable by Borrower on demand with interest at the Default Interest Rate, and added to the Obligations and compounded daily.

12.4        No Marshalling. Lender shall be under no obligation whatsoever to proceed first against any of the Collateral or other property which is security for the Obligations before proceeding against any other of the Collateral. It is expressly understood and agreed that all of the Collateral or other property which is security for the Obligations stands as equal security for all Obligations, and that Lender shall have the right to proceed against any or all of the Collateral or other property which is security for the Obligations in any order, or simultaneously, as in its sole and absolute discretion it shall determine. It is further understood and agreed that Lender shall have the right, subject to the notice provisions in Section 12.1 of this Agreement, as it in its sole and absolute discretion shall determine, to sell any or all of the Collateral or other property which is security for the Obligations in any order or simultaneously, as Lender shall determine in its sole and absolute discretion.

12.5        No Implied Waivers; Rights Cumulative. No delay on the part of Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document or provided by statute or at law or in equity or otherwise shall impair, prejudice or constitute a waiver of any such right, remedy, power or privilege or be construed as a waiver of any Event of Default or as an acquiescence therein. No right, remedy, power or privilege conferred on or reserved to Lender hereunder or under any other Loan Document or otherwise is intended to be exclusive of any other right, remedy, power or privilege. Each and every right, remedy, power or privilege conferred on or reserved to Lender under this Agreement or under any of the other Loan Documents or otherwise shall be cumulative and in addition to each and every other right, remedy, power or privilege so conferred on or reserved to Lender and may be exercised by Lender at such time or times and in such order and manner as Lender shall (in its sole and absolute discretion) deem expedient.

12.6        Right to Appoint Receiver. Lender shall have the right to have a receiver appointed to take possession of all or any part of the Collateral, with the power to protect and preserve the Collateral, to operate the Collateral preceding foreclosure or sale, and to collect the revenue from the Collateral and apply the proceeds, over and above the cost of the receivership, against the Indebtedness. The receiver may serve without bond if permitted by law. Lender’s right to the appointment of a receiver shall exist whether or not the apparent value of the Collateral exceeds the Indebtedness by a substantial amount. Employment by Lender shall not disqualify a person from serving as a receiver.

SECTION 13. OTHER RIGHTS OF LENDER

13.1         Collections. Borrower hereby authorizes Lender to, and Lender shall make such arrangements as it shall deem necessary or appropriate to, collect the Accounts and any other monetary obligations included in, or Proceeds of, the Collateral at any time whether or not an Event of Default has occurred. Borrower shall, at Borrower’s expense and in the manner reasonably requested by Lender from time to time, direct that remittances and all other Proceeds of accounts and other Collateral up to the amount of the then Obligations shall be (a) remitted in kind to Lender, (b) sent to a post office box designated by and/or in the name of Lender, or in the name of Borrower, but as to which access is limited to Lender and/or (c) deposited into a bank account maintained in the name of Lender and/or a blocked bank account under arrangements with the depository bank under which all funds deposited to such blocked bank account are required to be transferred solely to Lender on a weekly basis via ACH transfer, or if an Event of Default has occurred, as frequently as Lender may determine in its sole discretion. In the event that at the end of each week, after payment of all outstanding Obligations, there are excess funds in the Collection Account, Lender shall remit such balance to Borrower. In connection therewith, Borrower shall execute such post office box and/or blocked bank account agreements as Lender shall specify.

13.2        Repayment of Obligations; Application. All Obligations shall be payable at Lender's office set forth in the Loan Agreement Schedule or at a bank or such other place as Lender may expressly designate from time to time for purposes of this Section or via ACH pursuant to Section 2.5 of this Agreement. Lender shall apply all payments received from Borrower and all Proceeds of Collateral received by Lender and all other amounts received by Lender to the Loan(s) whether or not then due or to any other Obligations then due, in whatever order or manner Lender shall determine, with the balance, if any, to Borrower.

13.3	Lender Appointed Attorney-in-Fact.

(a)            Upon the occurrence of an Event of Default, Borrower hereby irrevocably constitutes and appoints Lender, with full power of substitution, as its true and lawful attorney-in- fact, with full irrevocable power and authority in its place and stead and in its name or otherwise, from time to time in Lender's discretion, at Borrower’s sole cost and expense, to take any and all appropriate action and to execute and deliver any and all documents and instruments which Lender may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limiting the generality of the foregoing: (i) at any time any of the Obligations are outstanding, (A) to transmit to Account Debtors, other obligors or any bailees notice of the interest of Lender in the Collateral or request from Account Debtors or such other obligors or bailees at any time, in the name of Borrower or Lender or any designee of Lender, information concerning the Collateral and any amounts owing with respect thereto, (B) to execute in the name of Borrower and file against Borrower in favor of Lender Financing Statements or amendments with respect to the Collateral, or record a copy or an excerpt hereof in the United States Copyright Office or the United States Patent and Trademark Office and to take all other steps as are necessary in the reasonable opinion of Lender under applicable law to perfect the security interests granted herein, and (C) to pay or discharge Taxes, Liens, security interests or other encumbrances levied or placed on or threatened against the Collateral; (D) to receive, take, endorse, assign, deliver, accept and deposit, in the name of Lender or Borrower, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the Proceeds thereof, (E) to notify Account Debtors or other obligors to make payment directly to Lender, or notify bailees as to the disposition of Collateral, (F) to change the address for delivery of mail to Borrower and to receive and open mail addressed to Borrower, (G) take or bring, in the name of Lender or Borrower, all steps, actions, suits or proceedings deemed by Lender necessary or desirable to effect collection of or other realization upon the Collateral, (H) to obtain and adjust insurance required pursuant to this Agreement and to pay all or any part of the premiums therefor and the costs thereof, (K) to assemble, market and/or sell any Inventory or other Collateral, (J) to take any and all action and to execute and deliver any and all documents and instruments which Lender may deem reasonably necessary or advisable to (a) accomplish the purposes of perfecting, continuing and preserving, a continuing first priority security interest in any of the Collateral in favor of Lender, and (b) effect a transfer of any of the Collateral to Lender or to Lender’s designees, and (L) to extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Accounts or other Collateral which includes a monetary obligation and discharge or release the Account Debtor or other obligor, without affecting any of the Obligations.

(b)            Borrower hereby ratifies, to the extent permitted by law, all that Lender shall lawfully and in good faith do or cause to be done by virtue of and in compliance with this Agreement. The powers of attorney granted pursuant to this Agreement are each a power coupled with an interest and shall be irrevocable until the Obligations are paid indefeasibly in full.

13.4        Release; Indemnification. Borrower (i) hereby waives any claim in tort, contract or otherwise which Borrower may have against Lender, its officers, partners, members, directors, employees, agents, representatives and designees (collectively, the “Lender Agents”) which may arise out of the relationship between Borrower and any such Person prior to the Closing Date; and (ii) absolutely and unconditionally releases and discharges Lender, its respective Affiliates and the Lender Agents from any and all claims, causes of action, losses, damages or expenses or any other liability arising which may arise out of any relationship between Borrower, Lender, such Affiliate or the Lender Agents or which otherwise relates to this Agreement or acts taken in furtherance thereof, whether as attorney-in-fact or otherwise, whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except in the case of both clauses (i) and (ii) above, for gross negligence or willful misconduct as determined by a final and non-appealable order from a court of competent jurisdiction. Borrower acknowledges that it makes this waiver and release knowingly, voluntarily and only after considering the ramifications of this waiver and release with its legal counsel. Borrower shall defend, indemnify and hold harmless Lender, each Lender Affiliate, each of their respective directors, officers, partners, members, shareholders, participants, employees, professionals and agents, and each of their respective successors and assigns (each, an “Indemnified Party”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for an Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, court costs and costs of appeal at all appellate levels, investigation and laboratory fees, consultant fees and litigation expenses), that may be imposed on, incurred by, or asserted against any Indemnified Party (collectively, the “Indemnified Liabilities”) arising out of or related to (i) the execution, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, the transactions contemplated hereby; (ii) any breach by Borrower or any Affiliate thereof of their obligations under, or any misrepresentation by any of the foregoing contained in, any Loan Document; (iii) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any hazardous materials on, from or affecting Borrower’s Premises or any Environmental Liabilities and Costs; (iv) any violation of any federal, state, or local law by Borrower or any Affiliate thereof and (iv) any other matter arising out of or related to the Loan, Borrower, Borrower’s Premises or any Collateral; provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that it is judicially determined by a court of competent jurisdiction in a final, non-appealable judgment that such Indemnified Liabilities are the result of the gross negligence or willful misconduct of such Indemnified Party. Any amounts payable to any Indemnified Party by reason of the application of this Section 13.4 shall be payable on demand and shall bear interest at the then applicable Interest Rate from the date loss or damage is sustained by any Indemnified Party until paid. IT IS THE INTENT OF THE PARTIES HERETO THAT THE INDEMNIFIED PARTIES BE INDEMNIFIED FOR THEIR OWN SOLE OR CONTRIBUTORY NEGLIGENCE. For the avoidance of doubt, this Section 13.4 shall not apply with respect to Taxes, other than any Taxes that represent losses, damages, expenses or other liabilities arising from a non-Tax claim.

13.5        Uniform Commercial Code. At all times prior and subsequent to an Event of Default hereinafter, Lender shall be entitled to all the rights and remedies of a secured party under the UCC with respect to all Collateral.

13.6        Preservation of Collateral. At all times prior and subsequent to an Event of Default hereinafter, Lender may (but without any obligation to do so) take any and all action which in its reasonable discretion is necessary and proper to preserve its interest in the Collateral, including without limitation the payment of debts of Borrower which might, in Lender's reasonable discretion, impair the Collateral or Lender's security interest therein, and the sums so expended by Lender shall be secured by the Collateral, shall be added to the amount of the Obligations due Lender and shall be payable on demand with interest at the rate applicable to the Loans set forth in Section 3.1 hereof from the date expended by Lender until repaid by Borrower. After written notice by Lender to Borrower and automatically, without notice, after an Event of Default, Borrower shall not, without the prior written consent of Lender in each instance, (a) grant any extension of time of payment of any Accounts, (b) compromise or settle any Accounts for less than the full amount thereof, (c) release in whole or in part any Account Debtor or other person liable for the payment of any of the Accounts or any such other Collateral, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like (collectively, “Allowances”) with respect to any of the Accounts, provided, however, that absent an Event of Default, in the Ordinary Course of Business Borrower can compromise and settle Accounts or grant Allowances not to exceed $10,000 per Account or $100,000 in the aggregate in any calendar year without the consent of Lender.

13.7        Lender's Right to Cure. In the event Borrower shall fail to perform any of its Obligations hereunder or under any other Loan Document, then Lender, in addition to all of its rights and remedies hereunder, may perform the same, but shall not be obligated to do so, at the cost and expense of Borrower. Such costs and expenses shall be added to the amount of the Obligations due Lender, and Borrower shall promptly reimburse Lender for such amounts together with interest at the Default Interest Rate from the date such sums are expended until repaid by Borrower.

13.8        Inspection of Collateral. From time to time as requested by Lender, Lender or its designee shall have access (a) prior to an Event of Default, at the sole expense of Borrower, during reasonable business hours and with at least two (2) Business Days’ advance notice to all of the premises where Collateral is located for the purpose of inspecting the Collateral and to all of Borrower’s Collateral, and all books and records of Borrower, and Borrower shall permit Lender or Lender’s designees to make copies of such books and records or extracts therefrom as Lender may request, and (b) on or after an Event of Default, at the sole expense of Borrower, at any time and without notice, to all of the premises where Collateral is located for the purposes of inspecting, disposing and realizing upon the Collateral, and all Borrower’s books and records, and Borrower shall permit Lender or its designee to make such copies of such books and records or extracts therefrom as Lender may request. Without expense to Lender, Lender may reasonably use such of Borrower’s personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the realization on the Collateral as Lender, in its reasonable discretion, deems appropriate. Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender at Borrower’s expense all financial information, books and records, work papers, management reports and other information in its possession regarding Borrower, provided that, so long as no Event of Default has occurred, Lender shall provide Borrower with notice for such request, and Borrower shall have the ability to be present during any such meeting or conversation.

13.9        Additional Appraisals. Lender shall have the right to obtain, on an annual basis or more often if Lender deems necessary in its reasonable discretion, an appraisal of the Inventory from an appraiser selected by Lender in its sole and absolute discretion (each, the “Additional Appraisals”) which only one (1) Additional Appraisal shall be the sole cost and expense of Borrower per Fiscal Year, unless an Event of Default has occurred and is continuing, in which case, Borrower shall bear the sole cost and expenses of all such Additional Appraisals until such Event of Default has been waived in writing by Lender.

SECTION 14. PROVISIONS OF GENERAL APPLICATION

14.1        Waivers. Borrower waives demand, presentment, notice of demand, notice of intent to accelerate, notice of acceleration, notice of dishonor or protest and notice of protest of any instrument of Borrower or others which may be included in the Collateral.

14.2        Survival. All covenants, agreements, representations and warranties made by Borrower herein or in any other Loan Document or in any certificate, report or instrument contemplated hereby shall survive any independent investigation made by Lender and the execution and delivery of this Agreement, and such certificates, reports or instruments and shall continue so long as any Obligations are outstanding and unsatisfied, applicable statutes of limitations to the contrary notwithstanding.

14.3        Notices. All notices, requests and demands to or upon the respective parties hereto shall be in writing and either (a) delivered by hand or (b) delivered by national overnight courier service, and shall be deemed to have been duly given or made upon receipt by the receiving party. All notices, requests and demands are to be given or made to the respective parties at the addresses set forth on Section 11 of the Loan Agreement Schedule (or to such other addresses as either party may designate by notice in accordance with the provisions of Section 11 of the Loan Agreement Schedule).

14.4        Amendments; Waiver of Defaults. The terms of this Agreement shall not be amended, waived, altered, modified, supplemented or terminated in any manner whatsoever except by a written instrument signed by Lender and Borrower. Any default or Event of Default by Borrower may only be waived by a written instrument specifically describing such default or Event of Default and signed by the Lender.

14.5        Binding on Successors.

(a)            This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that Borrower may not assign any of its rights or obligations under this Agreement or the other Loan Documents to any Person without the prior written consent of Lender.

(b)            Lender may assign any or all of the Obligations together with any or all of the security therefor to any Person and any such assignee shall succeed to all of Lender’s rights with respect thereto. Lender shall notify Borrower of any such assignment. Upon such assignment, Lender shall have no further obligations under the Loan Documents. Lender may from time to time sell or otherwise grant participations in any of the Obligations and the holder of any such participation shall, subject to the terms of any agreement between Lender and such holder, be entitled to the same benefits as Lender with respect to any security for the Obligations in which such holder is a participant; provided, however, that such participant shall not be entitled to receive any greater payment under Section 8.12(b), with respect to any participation, than its participating Lender would have been entitled to receive. Notwithstanding the foregoing, any successor, assignee, pledgor or participant will provide Borrower with an Internal Revenue Service Form W-9 certifying as to such Person’s status as a “United States person” within the meaning of Section 7701(a)(30) of the Code prior to or on the effective date of any such sale, assignment, pledge, or transfer.

(c)            The Borrower shall maintain a copy of each notice of assignment delivered to it and a register for the recordation of the names and addresses of the assignees, and the commitments of, and principal amounts (and stated interest) of the Loans owing to, each such assignee pursuant to the terms hereof from time to time (the "Register"). In addition, if Lender sells a participation Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided, that Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulation. The entries in the Register and the Participant Register shall be conclusive absent manifest error, and each Person whose name is recorded in the Register or Participant Register, as applicable, shall be treated as the Lender hereunder or as the owner of such participation, as applicable, for all purposes of this Agreement notwithstanding any notice to the contrary.

14.6        Invalidity. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.7        Publicity. Borrower hereby authorizes Lender to make appropriate announcements of the financial arrangement entered into by and between Borrower and Lender, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Lender shall in its sole and absolute discretion deem appropriate, or as required by applicable law.

14.8        Section or Paragraph Headings. Section and paragraph headings are for convenience only and shall not be construed as part of this Agreement.

14.9         APPLICABLE LAW. THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND APPLICABLE FEDERAL LAW. THE PARTIES AGREE AND ACKNOWLEDGE THAT THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF TEXAS AND THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF TEXAS, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHT TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS.

14.10      WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE NOW OR HEREAFTER UNDER THE LAWS OF THE UNITED STATES OF AMERICA OR ANY STATE TO A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING EITHER DIRECTLY OR INDIRECTLY IN ANY ACTION OR PROCEEDING BETWEEN BORROWER, LENDER OR ITS SUCCESSORS AND ASSIGNS, OUT OF OR IN ANY WAY CONNECTED WITH THE LOAN DOCUMENTS, THE OBLIGATIONS AND/OR THE COLLATERAL. IT IS INTENDED THAT SAID WAIVER SHALL APPLY TO ANY AND ALL DEFENSES, RIGHTS, AND/OR COUNTERCLAIMS IN ANY ACTION OR PROCEEDINGS BETWEEN BORROWER AND LENDER. BORROWER WAIVES ALL RIGHTS TO INTERPOSE ANY CLAIMS, DEDUCTIONS, SETOFFS OR COUNTERCLAIMS OF ANY KIND, NATURE OR DESCRIPTION IN ANY ACTION OR PROCEEDING INSTITUTED BY BUYER WITH RESPECT TO THE LOAN DOCUMENTS, THE OBLIGATIONS, THE COLLATERAL OR ANY MATTER ARISING THEREFROM OR RELATING THERETO, EXCEPT COMPULSORY COUNTERCLAIMS. THE PARTIES ACKNOWLEDGE THAT A RIGHT TO A JURY TRAIL IS A CONSTITUTIONAL RIGHT, THAT THEY HAVE HAD AN OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL, AND THAT THIS JURY WAIVER HAS BEEN ENTERED INTO KNOWINGLY AND VOLUNTARILY BY ALL PARTIES TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.11      CONSENT TO JURISDICTION. BORROWER HEREBY (a) IRREVOCABLY SUBMITS AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY TEXAS STATE OR FEDERAL COURT SITTING IN SAN ANTONIO, TEXAS WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS AND/OR THE COLLATERAL OR ANY MATTER ARISING THEREFROM OR RELATING THERETO, (b) AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE OR FEDERAL COURT, (c) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT THERETO, AND (d) AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. IN ANY SUCH ACTION OR PROCEEDING, BORROWER WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT OR OTHER PROCESS AND PAPERS THEREIN AND AGREES THAT THE SERVICE THEREOF MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT ITS OFFICES SET FORTH HEREIN OR OTHER ADDRESS THEREOF OF WHICH LENDER HAS RECEIVED NOTICE AS PROVIDED IN THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, BORROWER CONSENTS TO THE COMMENCEMENT BY LENDER OF ANY SUIT, ACTION OR PROCEEDING IN ANY OTHER JURISDICTION TO ENFORCE LENDER’S RIGHTS IN AND TO THE COLLATERAL AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING.

14.12      Waiver of Consequential Damages, Etc. To the fullest extent permitted by law, Borrower agrees not to assert, and hereby waives, in any legal action or other proceeding, any claim against Lender or any Lender Affiliate, on any theory of liability, for special, indirect, consequential, special, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof.

14.13      Entire Agreement. THIS WRITTEN LOAN AGREEMENT (TOGETHER WITH THE OTHER LOAN DOCUMENTS) REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

14.14      Counterparts. This Agreement may be executed in counterparts and by facsimile or other electronic signatures, each of which when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK AND SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, this Loan and Security Agreement has been duly executed as of the day and year first above written.

BORROWER:

LOOP MEDIA, INC.

By:	/s/
Name: Neil Watanabe
Title: CFO

LENDER:

INDUSTRIAL FUNDING GROUP, INC.

By:	/s/
Name: Anthony P. Arons
Title: President

[SIGNATURE PAGE - LOAN AND SECURITY AGREEMENT]

LOAN AND SECURITY AGREEMENT SCHEDULE

Capitalized terms used in this Loan Agreement Schedule and not defined herein shall have the meanings set forth in the Loan and Security Agreement dated as July 29, 2022 (as the same may be amended, modified, supplemented, renewed, extended or replaced from time to time) (the “Loan Agreement”) between LOOP MEDIA, INC., as Borrower, and INDUSTRIAL FUNDING GROUP, INC., as Lender.

1.	LOAN DETAILS

(a)            Borrower: LOOP MEDIA, INC., a Nevada corporation with a principal place of business located at 700 N. Central Ave., Ste. 430, Glendale, CA 91203 (“Borrower”).

(b)	[Reserved.]

(c)	Revolving Loans.

(i)            Revolving Loan Amount. Lender may, in its discretion and subject to the terms and conditions contained in this Loan Agreement Schedule and the other Loan Documents and the satisfaction of the closing and funding conditions set forth in this Loan Agreement Schedule and the other Loan Documents, make revolving loans to Borrower (“Revolving Loans”) no later than three (3) Business Days prior to the Maturity Date in amounts requested by Borrower from time to time, but not more than eighteen (18) times each month, provided that the requested Revolving Loan would not cause the outstanding Revolving Loans to exceed the Revolving Loan Commitment existing immediately prior to the making of the requested Revolving Loan. If the Borrower requests a Revolving Loan more than eighteen (18) times in any month, the Lender may, in its sole discretion, charge the Borrower a one hundred dollar ($100) processing fee for each Revolving Loan in excess of eighteen (18) times in such month. Subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow Revolving Loans, as set forth in this Loan Agreement Schedule. For the avoidance of doubt, the maximum Revolving Loan Commitment is Four Million Dollars ($4,000,000.00) (the “Maximum Revolving Loan Amount”).

(ii)            Advances. Revolving Loans may be drawn in tranches of not less than Five Thousand Dollars ($5,000) (each drawing, an “Advance” and collectively, the “Advances”). The obligation of Borrower to repay the Revolving Loans shall be evidenced by the Revolving Loan Note.

(iii)            Repayment of Principal. The principal amount of the Revolving Loans shall be payable on the Maturity Date.

(iv)            Overadvances. Notwithstanding any provision herein to the contrary, Borrower shall repay the Revolving Loans promptly (but in no event longer than two (2) Business Days upon knowledge of such Overadvance (as defined below)) at any time and from time to time in an amount by which the outstanding balance of the Revolving Loans exceeds the Revolving Loan Commitment, as determined by Lender (an “Overadvance”).

(v)            Borrowing Procedures. Whenever Borrower desires an Advance, Borrower will notify Lender by delivery of a borrowing certificate certified by a Responsible Officer (“Borrowing Certificate”) no later than three (3) Business Days prior to the date of the proposed Advance, setting forth in reasonable detail, as of the date set forth on the Borrowing Certificate, (A) a schedule of all Accounts, (B) a schedule of Eligible Accounts setting forth the calculation of the Eligible Accounts on which such Advance is to be based and a calculation of the Advance requested in connection therewith (C) [reserved], and (D) Borrower’s use of the Advance, which Borrowing Certificate shall in all respects be subject to Lender’s review and approval. In addition, Borrower shall furnish Lender with a Borrowing Certificate weekly on each Tuesday, and, in addition, on the last Business Day of each month, in each case no later than 11:00 A.M. Pacific time, during the Term setting forth such information, irrespective of whether Borrower has then requested an Advance. Lender shall be entitled to rely on any facsimile or electronic transmission of a Borrowing Certificate given by a person who Lender reasonably believes to be a Responsible Officer, and Borrower shall indemnify and hold Lender harmless for any damages or loss suffered by Lender as a result of such reliance. The funding of each Advance shall be made in accordance with the applicable Borrowing Certificate as approved by Lender in its sole discretion.

(vi)            Remittances from Account Debtors. Remittances from Account Debtors and all other proceeds of Accounts and other Collateral shall be deposited in an account at _________________ (“_________________”) or such other financial institution agreed to by Lender (the “Collection Account”). The Collection Account and all other Specified Accounts shall be subject to an agreement in form and substance satisfactory to Lender, among Lender, Borrower, and Chase or such other financial institution in which Borrower maintains the Collection Account or other Specified Accounts from time to time, which agreement provides that (a) Chase or such other financial institution shall comply with instructions originated by Lender directing disposition of the funds in such Collection Account without further consent by Borrower, and (b) Chase or such other financial institution shall agree that it shall have no Lien on, or right of set off or recoupment against, such Collection Account or Specified Accounts or the contents thereof, other than in respect of usual and customary service fees and returned items for which Lender has been given value, in each such case, expressly consented to by Lender, and containing such other terms and conditions as Lender may require, including providing for the wiring of funds required below. Borrower shall cause all Collections with respect to all Accounts to be sent directly to Lender’s address set forth in this Loan Agreement Schedule or in accordance with wire instructions as provided by Lender pursuant to a written instruction approved by Lender and delivered to all Account Debtors, which instruction may not be modified or terminated without Lender’s prior written consent in each case. Once instituted, such payment system shall remain in effect unless Lender directs otherwise. Borrower shall bear all risk of loss of any funds deposited into such account except to the extent such loss is caused by the gross negligence or the willful misconduct of Lender. In connection therewith, Borrower shall execute such lockbox and/or bank account agreements as Lender shall specify from time to time. Any collections or other Collateral proceeds received by Borrower from any source whatsoever shall be held in trust for the benefit of Lender and immediately remitted to Lender in kind.

(vii)            Collections. In the event that Borrower receives any Collections that should have been sent to the Collection Account, Borrower shall, promptly upon receipt and in any event within two (2) Business Day of receipt, forward such Collections directly to Lender, in the form received, and promptly notify Lender of such event. Until so forwarded, such Collections shall be held in trust for the benefit of Lender.

(viii)            Application of Collections. All amounts deposited into the Collection Account will, for the purposes of calculating the Borrowing Base and interest, be credited to the aggregate outstanding amount of the Revolving Loans on the date of clearance in the Collection Account. No checks, drafts or other instruments received by Lender shall constitute final payment to Lender unless and until such instruments have actually been collected.

(ix)            Revolving Loan Fees and Expenses. All payments of interest, fees, costs, expenses and other charges provided for in this Loan Agreement Schedule or any other Loan Document that have not been paid to Lender on the due dates thereof, and any chargeback on an Eligible Account against which an Advance was made, shall be added to the principal amount of the Revolving Loans and shall bear interest at the Default Interest Rate.

(x)            Application of Collections, Payments and Proceeds of Collateral:

A.            So long as no Event of Default shall have occurred, Lender agrees to apply all Collections and other payments received as follows: first, to Overadvances; second, to all fees, costs and expenses of Lender; third, to accrued and unpaid interest; fourth, to matured and unpaid Obligations; and fifth, the principal amount of the Revolving Loans.

B.            If an Event of Default shall have occurred, Lender may apply Collections, any other proceeds of Collateral and all other payments received by Lender to the payment of the Obligations in such manner and in such order as Lender may elect in its sole discretion.

C.            In addition to the foregoing application of Collections, in order to satisfy Borrower’s payment of amounts due with respect to the Revolving Loans and all fees, expenses and charges with respect thereto that are due and payable under this Loan Agreement Schedule or any other Loan Document, Borrower hereby irrevocably authorizes the Lender to initiate manual and automatic electronic (debit and credit) entries through ACH to all Specified Accounts maintained by Borrower and required by Lender, wherever located, in accordance with Section 2.5 of the Loan Agreement.

(xi)            Reserves. Without limiting any other rights and remedies of Lender hereunder or under the other Loan Documents, the Revolving Loan Commitment shall be subject to Lender's continuing right, in its sole discretion, from time to time, to withhold a Reserve from the Revolving Loan Commitment to reflect, among other things, conditions, contingencies or risks that may affect the Collateral or the financial condition of the Borrower.

(xii)            Accordion Feature. Upon the request of Borrower (which request may be made by Borrower only if no Event of Default has occurred and/or is continuing), the Lender agrees to consider increasing the Maximum Credit to an amount not to exceed Ten Million Dollars ($10,000,000.00), under the same terms and conditions as reflected herein; provided, that, any such increase shall require unanimous approval by Lender’s credit committee. This accordion feature (the "Accordion Feature") shall be in the sole discretion of the Lender and shall not constitute an obligation or commitment to lend. If the Accordion Feature is agreed to by the Lender pursuant to the provisions of this Section 1(c)(xii), the Borrower shall be required to take such steps (including without limitation the execution of such documents) as the Lender determines reasonably necessary to effectuate the Accordion Feature.

(xiii)            Advance Rate Increases. Upon the request of Borrower (which request may be made by Borrower only if no Event of Default has occurred and/or is continuing), the Lender agrees to periodically review and consider increasing the advance rates set forth in the definition of “Borrowing Base”; provided, that, any such increase shall require unanimous approval by Lender’s credit committee. This advance rate increase feature (“Advance Rate Increase Feature”) shall be in the sole discretion of the Lender and shall not constitute an obligation or commitment to lend or increase such advance rates. If the Advance Rate Increase Feature is agreed to by the Lender pursuant to the provisions of this Section 1(c)(xiii), the Borrower shall be required to take such steps (including without limitation the execution of such documents) as the Lender determines necessary to effectuate the Advance Rate Increase Feature.

(d)           Use of Proceeds: (i) payment of closing fees and costs, fees and expenses of Lender’s counsel and any Reserves; and (ii) the remainder for Borrower’s working capital purposes.

(e)	Financial Institution(s):

Bank Name: _________________

ABA#: _________________

Account # _________________

Phone: _________________ Contact Person: _________________

2.	Intentionally Omitted.

3.	INTEREST, FEES AND CHARGES

(a)	Interest on Loan(s).

(i)             [Reserved.]

(ii)            Interest on the unpaid principal balance of the outstanding Revolving Loans, including interest charges for Collection Days, shall be computed on the basis of the actual number of days elapsed and a year of 360 days and shall accrue on the unpaid principal balance of Advances at an annual rate equal to the greater of (I) the sum of (i) the “Prime Rate” as reported in the “Money Rates” column of The Wall Street Journal, adjusted as and when such Prime Rate changes, plus (ii) zero percent (0.00%), and (II) four percent (4.00%) (the “Revolving Loan Interest Rate”). If The Wall Street Journal does not then or ceases to report such a prime rate, the Prime Rate shall thereafter be determined by such alternate method as may be reasonably selected by Lender with notice to Borrower. Any such rate is a general reference rate of interest, may not be related to any other rate, and may not be the lowest or best rate actually charged by Lender to any borrower or a favored rate and may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and Lender may make various business or other loans at rates of interest having no relationship to such rate. All accrued interest on the Revolving Loans, including interest charges for Collection Days, shall be due and payable in accordance with the Revolving Loan Note.

(b)          Default Interest Following and during the continuation of an Event of Default, after notice to the Borrower, interest on the unpaid principal balance of the outstanding Revolving Loans shall accrue at an annual rate equal to the Revolving Loan Interest Rate plus four percent (4.00%) (the “Default Interest Rate”).

(c)	Fees and Expenses. Borrower shall pay to Lender the following fees:

Closing Fee:

None.

Annual Line Fee:

A fee equal $40,000.00, representing one percent (1.00%) of the Maximum Credit, shall be due and payable on each of the Closing Date and the first anniversary thereof.

Unused Line Fees:

A fee equal to one quarter of one percent (0.25%) of the daily average unused portion of the maximum amount of the Maximum Credit then available to the Company calculated on an annualized basis, shall be due and payable monthly in arrears.

Loan Administration Fee and Funding Fee:

A fee equal to (i) one half of one percent (0.50%) of the daily average of the outstanding Advances calculated on a monthly basis and due and payable monthly in arrears.

Audit Expenses:

Up to $1000 per person, per day, plus reasonable out-of-pocket expenses, for not more than two (2) audits during each 12-month period of the Term; provided, that no such limitation shall apply following the occurrence of an Event of Default.

Wire Expenses

Up to $30.00 per domestic wire and $45.00 per international wire

4.	PREPAYMENT TERMS

(a)	[Reserved.]

(b)          Revolving Loan Prepayment. In addition to Borrower’s right to prepay the Revolving Loan in part and reborrow, Borrower may voluntarily prepay the entire unpaid principal amount of the outstanding Revolving Loans and terminate the Loan Agreement without premium or penalty, provided, however, that, (i) such prepayment is no less than the amount of the then-outstanding aggregate principal sum of all Revolving Loans and all accrued and unpaid interest thereon, (ii) as part of such prepayment, Borrower shall pay Lender all other amounts due to Lender pursuant to the Revolving Loan Note, this Loan Agreement Schedule and the other Loan Documents, and (iii) in the event Borrower makes such prepayment of the entire unpaid principal of the outstanding Revolving Loans and terminates the Loan Agreement on or before July 29, 2024, then Borrower shall pay to Lender an amount equal to the sum of (I) the product of (A) the average daily principal balance of all Revolving Loans from the Closing Date through the date of prepayment, multiplied by (B) the daily Revolving Loan Interest Rate multiplied by (C) three hundred sixty (360) days, minus (2) the amount of interest indefeasibly received by Lender on account of all Revolving Loans through the date of prepayment, and (II) twenty-four (24) months of the Loan Administration and Monitoring Fee set forth in Section 3(c) above (less any monthly payments of the Loan Administration and Monitoring Fee that have already been received by the Lender) (the “Revolving Loan Prepayment Fee”). The Revolving Loan Prepayment Fee is intended to compensate Lender for committing and deploying funds for Borrower’s Revolving Loans pursuant to the Loan Agreement and the other Loan Documents and for Lender’s loss of investment of such funds in connection with such early termination, and is not intended as a penalty.

(c)	[Reserved.]

(d)            Prepayment Fees and Acceleration. The Revolving Loan Prepayment Fee also shall be due and payable by Borrower to Lender if the payment of the Obligations is accelerated pursuant to the Loan Agreement or any Note, either at Lender’s option or automatically, on or before July 29, 2024 due to the occurrence of an Event of Default, including, without limitation and for the avoidance of doubt, the occurrence of an Event of Default pursuant to Section 11.6 or 11.7 of the Loan Agreement.

5.	ADDITIONAL TERMS CONCERNING COLLATERAL; REPRESENTATION

(a)	Additional Collateral:

None.

(b)	Intellectual Property

On the date hereof, Borrower shall grant to Lender, pursuant to the Trademark Security Agreement, as collateral security for the prompt and complete payment and performance when due of the Obligations, all of the Borrower’s right, title and interest in and to the Intellectual Property. Subject to the terms of the Trademark Security Agreement, upon the occurrence and during the continuance of an Event of Default, Lender shall have the right to use or otherwise exploit in any manner as to which authorization of the holder of such Intellectual Property would be required, and to license or sublicense such rights in to and under, any Intellectual Property now or hereafter owned by or licensed to Borrower, and wherever the same may be located, including in such license access to all media in which any of such Intellectual Property may be recorded or stored and to all software and hardware used for the compilation or printout thereof, and represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person and subject, in the case of trademarks and service marks, to sufficient rights to quality control and inspection in favor of Borrower to avoid the risk of invalidation of said trademarks and service marks.

(c)            Representations, Warranties and Covenants. In addition to the representations, warranties and covenants set forth in the Loan Agreement, the Borrower represents, warrants and covenants to Lender that (i) Borrower has been represented by the law firm of Lowenstein Sandler LLP in connection with the negotiation, execution and delivery of the Loan Documents and the consummation of the financing contemplated herein on the Closing Date and (ii) such law firm has reviewed the Loan Documents to be executed and delivered by Borrower.

6.	ADDITIONAL CLOSING CONDITIONS

(a)	[Reserved].

7.	ADDITIONAL COVENANTS

(a)   Notify Lender. In addition to the events and occurrences set forth in Section 9.1 of the Loan Agreement, Borrower shall inform Lender within two (2) Business Days of any event or circumstance that, to its knowledge, would cause Lender to consider any then existing Eligible Accounts as no longer constituting Eligible Accounts.

(b)	Financial Reports and Other Information.

(i)            Annual Financial Statements. Annual financial statements of Borrower, certified by its Chief Financial Officer and reviewed by an outside accounting firm acceptable to Lender, as soon as available, but in any event within one hundred and five (105) days after the end of Borrower’s Fiscal Year during the Term. Such financial statements shall (A) fairly present the financial position of Borrower as of the dates thereof and the results of its operations, cash flows and stockholders’ equity for each of the periods then ended in all material aspects; and (B) be prepared in accordance with GAAP, subject to normal course year-end adjustments and footnotes.

(ii)            Monthly Financial Statements. Not later than forty-five (45) days after the end of each calendar month and concurrently with the Compliance Certificate delivered pursuant to Section 7(b)(v) below, the unaudited balance sheets and the related statements of income of Borrower, certified by its Chief Financial Officer, subject to year-end audit adjustments, with an aging schedule for all accounts receivable and accounts payable, together with such other information with respect to the business of Borrower as Lender may request.

(iii)            Quarterly Financial Statements. Quarterly financial statements of the Borrower, certified by its Chief Financial Officer, as soon as available but in any event no later than fifty (50) days after the close of each calendar quarter, consisting of the unaudited balance sheet and the related statement of income of the Borrower, prepared in accordance with GAAP, subject to year-end audit adjustments, together with such other information with respect to the business of Borrower as Lender may request.

(iv)            [Reserved.]

(v)            Monthly Compliance Certificates. Not later than forty-five (45) days after the end of each calendar month and concurrently with the monthly financial statements delivered pursuant to Section 7(b)(ii) above, Borrower shall deliver to the Lender a certificate, certified by a Responsible Officer (the “Compliance Certificate”), certifying that as of the date of such Compliance Certificate, (A) the monthly financial statements of Borrower are true and correct and fairly present in all material respects the financial condition of Borrower, (B) the representations and warranties of Borrower set forth in the Loan Agreement and the other Loan Documents, as applicable, are true and correct in all material respects, (C) Borrower has not incurred, created or permitted to exist any Lien on any of its property or assets except for those Liens in favor of Lender created by the Loan Agreement and the other Loan Documents and Permitted Encumbrances, (D) such Responsible Officer has reviewed the terms of the Loan Agreement and such review has not disclosed the existence, and the Responsible Officer does not have knowledge of the existence, of any event or condition that constitutes a Default or Event of Default, (E) Borrower has not made any loans or advance any funds to any Person except as permitted by the Loan Agreement which are reflected on the most recent monthly financial statements submitted to Lender, (F) Borrower has not made any payments of cash or other property to any Affiliate except as permitted by the Loan Agreement which are reflected on the most recent monthly financial statements submitted to Lender, (G) Borrower is current on all rent payments and mortgage payments for all Borrower’s Premises and will promptly deliver to Lender evidence of the same reasonably satisfactory to Lender upon request, and (H) Borrower is current on all payroll taxes and other material Taxes applicable to Borrower’s business and will promptly deliver to Lender evidence of payment of such payroll taxes and other material Taxes reasonably satisfactory to Lender upon request. Borrower acknowledges and agrees that the form of Compliance Certificate may be amended from time to time by Lender in its sole discretion upon written notice to the Borrower.

(vi)            Borrowing Certificates. Weekly, and more frequently if so requested by Lender, a Borrowing Certificate in accordance with Section 1(c)(v) of the Loan Agreement Schedule.

(vii)            Other Weekly Reports. Weekly aging schedule for all accounts receivable and accounts payable, and such other reports as reasonably requested by Lender in such form as Lender may request.

(viii)            Items Upon Demand. Upon demand, assignments, in form acceptable to Lender, of all Accounts, and of the monies due or to become due on specific contracts relating to the same and such other information and documents as Lender may reasonably request.

(c)          United States Contracts. If any of the Accounts arise out of contracts with the United States or any of its departments, agencies or instrumentalities, Borrower will notify Lender and, if requested by Lender, execute any necessary instruments in order that all monies due or to become due under such contract shall be assigned to Lender and proper notice of the assignment given under the Federal Assignment of Claims Act.

8.	[RESERVED]

9.	ADDITIONAL PROVISIONS

(a)           Reduction in Equity Ownership Interests. For the avoidance of doubt, the Borrower may replace either Jon Niermann as Chief Executive Officer or Neil Watanabe as Chief Financial Officer with any person in its sole and absolute discretion; provided, however, that Borrower hereby authorizes Lender to perform background checks and due diligence on such person and to provide reasonable assistance in connection with such background checks and due diligence. Based on the results of such background checks and due diligence, Lender may implement reserves or cease making Advances in its reasonable discretion.

10.	[Reserved.]

11.	NOTICES

Notices under the Loan Agreement shall be given to each party at the following addresses in accordance with Section 14.3 thereof:

If to Borrower:

Loop Media, Inc.

700 N. Central Ave., Ste. 430

Glendale, CA 91203

Attn: Jon Niermann

Email:

WITH A COPY, THAT SHALL NOT CONSTITUTE NOTICE, TO

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, NJ 07068

Attn: Steven Skolnick, Esq.

Email:

If to Lender:

Industrial Funding Group, Inc.

13848 Ventura Blvd.

Sherman Oaks, Calif. 91423-3654

Attn: Steve W. Quale

Email:

and a copy to:

Richard W. Labowe, Esq.

1631 W. Beverly Blvd.

Second Floor

Los Angeles, CA 90026

Email:

Notwithstanding the foregoing, that parties expressly acknowledge and agree that foregoing provisions of notice by Lender to Borrower’s counsel is an accommodation only, and that Lender shall have fulfilled its notice obligation hereunder if notice shall have been received by Borrower at the address set forth above, irrespective of whether such notice is received by Borrower’s counsel.

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IN WITNESS WHEREOF, this Loan Agreement Schedule has been duly executed and delivered as of the date first above written.

BORROWER:

LOOP MEDIA, INC.

By:	/s/

Neil Watanabe, Chief Financial Officer

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